EXECUTION COPY

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of
March 10, 2006

among

LINCOLN NATIONAL CORPORATION,
as an Account Party and Guarantor

The SUBSIDIARY ACCOUNT PARTIES,
as additional Account Parties

The BANKS Party Hereto

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

___________________

$1,500,000,000

___________________

J.P. MORGAN SECURITIES INC.
and
WACHOVIA CAPITAL MARKETS LLC,
as Joint Lead Arrangers and Joint Bookrunners

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent

and

CITIBANK, N.A.,
HSBC BANK USA, N.A.
and
THE BANK OF NEW YORK,
as Documentation Agents
______________________________________________________________________________

TABLE OF CONTENTS1

1 The Table of Contents is not a part of this Agreement.

-i-

-ii-

-iii-

Schedule I	Commitments
Schedule II	List of Restricted Subsidiaries

EXHIBIT A	Form of Note
EXHIBIT B	Opinion of Dennis L. Schoff, Esq., General Counsel of the Company
EXHIBIT C	Opinion of Milbank, Tweed, Hadley & McCloy LLP, Special New York Counsel to JPMCB
EXHIBIT D	Form of Assignment and Assumption
EXHIBIT E	Form of Confirming Bank Agreement
EXHIBIT F	Form of Subsidiary Joinder Agreement
EXHIBIT G	Subsidiary Termination Notice

-iv-

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 10, 2006 among: LINCOLN NATIONAL CORPORATION, the SUBSIDIARY ACCOUNT PARTIES party hereto, the BANKS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Company, certain Subsidiary Account Parties, the banks party thereto and JPMCB, as Administrative Agent, are parties to the Fourth Amended and Restated Letter of Credit and Reimbursement Agreement dated as of December 10, 2004 (as amended and in effect immediately prior to the effectiveness of this Agreement, the "Existing Credit Agreement").

The Company and the Subsidiary Account Parties desire to amend the Existing Credit Agreement in certain respects and to restate in its entirety the Existing Credit Agreement as so amended, and in that connection the Account Parties have requested that the Banks issue letters of credit for their account and the Company has requested that the Banks make loans to it in an aggregate face or principal amount not exceeding $1,500,000,000 at any one time outstanding, and the Banks are prepared to issue such letters of credit and make such loans upon the terms and conditions hereof. Accordingly, the parties hereto agree to amend and restate the Existing Credit Agreement in its entirety, and otherwise agree, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

"Account Party" means any of the Company and the Subsidiary Account Parties, as the context may require, and "Account Parties" means all of the foregoing.

"Additional Commitment Bank" means (a) a Bank or (b) any other Person which is a NAIC Approved Bank, in each case that agrees to provide a Commitment or (in the case of a Bank) agrees to increase the amount of its Commitment pursuant to Section 2.11(c) or Section 2.16, with the consent of the Administrative Agent (such consent not to be unreasonably withheld).

"Adjusted Consolidated Net Worth" means, at any date, the sum of (a) the consolidated shareholders' equity of the Company and its Consolidated Subsidiaries, plus (without duplication) (b) the aggregate amount of Instruments, to the extent given equity credit by S&P and/or Moody's; provided that (i) in the case such Instruments are given equity credit by both S&P and Moody's, the higher of the two amounts shall apply for purposes of clause (b) above and (ii) the amount of accumulated other comprehensive income (or loss), as shown on the relevant consolidated balance sheet of the Company and its Consolidated Subsidiaries most recently filed with the Securities and Exchange Commission, shall be excluded from "Adjusted Consolidated Net Worth".

Credit Agreement

"Administrative Agent" means JPMCB, in its capacity as agent for the Banks hereunder, and its successors in such capacity.

"Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Bank.

"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

"Agreement" means this Fifth Amended and Restated Credit Agreement, as it may be amended or modified and in effect from time to time.

"Applicable Additional Margin" means 0.05% per annum.

"Applicable Lending Office" means, as to each Bank, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire or such other office, branch or Affiliate of such Bank as it may hereafter designate as its Applicable Lending Office for purposes hereof by notice to the Company and the Administrative Agent.

"Applicable Facility Fee Rate", "Applicable Letter of Credit Commission" and "Applicable Margin" means, for any day, with respect to the facility fees payable hereunder or with respect to the letter of credit fees payable under Section 2.10(b) or with respect to the interest margin on any Euro-Dollar Loan, as the case may be, the applicable rate per annum set forth below under the caption "Applicable Facility Fee Rate", "Applicable Letter of Credit Commission" or "Applicable Margin", respectively, based upon the ratings by Moody's and S&P, respectively, applicable on such date to the Index Debt:

Credit Agreement

	Index Debt Ratings (S&P/ Moody's)	Applicable Facility Fee Rate	Applicable Letter of Credit Commission	Applicable Margin
Category 1	> A+ / A1	0.04%	0.11%	0.11%
Category 2	A / A2	0.045%	0.125%	0.125%
Category 3	A- / A3	0.05%	0.15%	0.15%
Category 4	BBB+ / Baa1	0.06%	0.19%	0.19%
Category 5	< BBB / Baa2	0.07%	0.28%	0.28%

For purposes of the foregoing, (a) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall within different Categories that are one Category apart, the Applicable Facility Fee Rate, the Applicable Letter of Credit Commission and the Applicable Margin shall be determined by reference to the Category of the higher of the two ratings; (b) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall within different Categories that are more than one Category apart, the Applicable Facility Fee Rate, the Applicable Letter of Credit Commission and the Applicable Margin shall be determined by reference to the Category next below that of the higher of the two ratings; (c) if only one of Moody's and S&P shall have in effect a rating for the Index Debt, the Applicable Facility Fee Rate, the Applicable Letter of Credit Commission and the Applicable Margin shall be determined by reference to the Category of such rating; (d) if neither Moody's nor S&P shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the applicable rating shall be determined by reference to Category 5; and (e) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Banks pursuant to Section 5.01 or otherwise. Each change in the Applicable Facility Fee Rate, the Applicable Letter of Credit Commission and the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Facility Fee Rate, the Applicable Letter of Credit Commission and the Applicable Margin shall be determined by reference to the rating of Moody's and/or S&P, as the case may be, most recently in effect prior to such change or cessation.

Credit Agreement

"Applicable Percentage" means, with respect to any Bank, the percentage of the total Commitments represented by such Bank's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

"Assignee" has the meaning set forth in Section 10.06(c).

"Assignment and Assumption" means an assignment and assumption entered into by a Bank and an assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.

"Bank" means each Person listed under the caption "BANKS" on the signature pages hereof, and each other Person that shall become a party hereto as a Bank pursuant to this Agreement (other than any such Person that ceases to be a Bank by means of assignment pursuant to this Agreement), together with its successors. For purposes of clarification, the term "Bank" shall include each Fronting Issuing Bank.

"Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

"Base Rate Loan" means a Loan to be made by a Bank pursuant to Section 2.04 as a Base Rate Loan in accordance with the applicable Notice of Borrowing or Article VIII.

"Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

"Borrowing" has the meaning set forth in Section 1.03.

Credit Agreement

"Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

"Collateral Account" has the meaning set forth in Section 2.03(e).

"Commitment" means, with respect to any Bank, the commitment of such Bank (a) to issue Letters of Credit under Section 2.01(a) and to acquire participations in Fronted Letters of Credit (if any) and/or (b) to make Loans hereunder, in each case expressed as an amount representing the maximum aggregate amount of such Bank's Credit Exposure hereunder, as such commitment may be (i) reduced or increased from time to time pursuant to this Agreement (including pursuant to assignments by or to such Bank pursuant to Section 10.06). The initial amount of each Bank's Commitment is set forth on Schedule I or in the Assignment and Assumption or other instrument executed and delivered hereunder pursuant to which such Bank shall have assumed its Commitment, as applicable. The initial aggregate amount of the Banks' Commitments is $1,500,000,000.

"Commitment Availability Period" means the period from and including the Effective Date to but excluding earlier of the Commitment Termination Date and the date of termination of the Commitments.

"Commitment Termination Date" means (a) March 10, 2011 or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day or (b) with respect to any Bank the Commitment of which has been extended pursuant to Section 2.16, the date to which such Commitment has been so extended.

"Commitment Utilization Day" means (a) any day on which the aggregate principal amount of outstanding Loans equals or exceeds 50% of the aggregate amount of the Commitments and (b) any day following the termination of the Commitments on which any Loans are outstanding hereunder.

"Company" means Lincoln National Corporation, an Indiana corporation, and its successors.

"Company's 2004 Form 10-K" means the Company's annual report on Form 10-K for 2004, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

"Confirming Bank" means, with respect to any Bank, any other bank that has agreed, by delivery of a confirming bank agreement in substantially the form of Exhibit E (a "Confirming Bank Agreement"), that such other bank will itself honor the obligations of such Bank in respect of a draft complying with the terms of a Letter of Credit as if, and to the extent, such other bank were the "Issuing Bank" named in such Letter of Credit.

Credit Agreement

"Confirming Bank Agreement" has the meaning set forth in the definition of "Confirming Bank".

"Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.

"Credit Documents" means (a) this Agreement, (b) the Notes, (c) with respect to any Subsidiary Account Party, the Subsidiary Joinder Agreement to which it is a party and (d) with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (ii) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

"Credit Exposure" means, with respect to any Bank at any time, the sum of (a) the aggregate principal amount of such Bank's Loans and (b) the aggregate amount of such Bank's LC Exposure, in each case, outstanding at such time.

"Debt" of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under capital leases, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (g) all Debt of others Guaranteed by such Person (it being understood that the definition of "Debt" does not include any obligations of such Person (i) to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or other property) or (ii) to return collateral consisting of securities arising out of or in connection with the loan of the same or substantially similar securities).

"Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Derivative Financial Products" of any Person means all obligations (including whether pursuant to any master agreement or any particular agreement or transaction) of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, interest rate future, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency future, currency option or any other similar transaction (including any option with respect to any of the foregoing) or any combination thereof.

Credit Agreement

"Dollars" and the sign "$" means lawful money in the United States of America.

"Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

"Effective Date" means the date this Agreement becomes effective in accordance with Section 3.02.

"Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

"ERISA Group" means the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code.

"Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

"Euro-Dollar Loan" means a Loan to be made by a Bank pursuant to Section 2.04 as a Euro-Dollar Loan in accordance with the applicable Notice of Borrowing.

Credit Agreement

"Euro-Dollar Reserve Percentage" means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

"Event of Default" has the meaning set forth in Section 6.01.

"Existing Credit Agreement" has the meaning set forth in the second paragraph of this Agreement.

"FASB" means the Financial Accounting Standards Board or any entity or body succeeding to any or all of its functions.

"Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day (as provided in clause (i)), the Federal Funds Rate for such day shall be the average rate quoted to the Person serving as Administrative Agent on such day on such transactions as determined by the Administrative Agent.

"Fronted Letter of Credit" has the meaning set forth in Section 2.17(c).

"Fronting Issuing Bank" has the meaning set forth in Section 2.17(c).

"Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

Credit Agreement

"Guarantor" means the Company in its capacity as guarantor of the obligations of each other Account Party pursuant to the provisions of Article IX.

"Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

"Instruments" means Securities that are given equity credit by S&P or Moody's (and as to which the Company shall have provided evidence of such credit to the Administrative Agent), provided that the term "Instruments" shall exclude any Securities that are recorded in the shareholder's equity section of the consolidated balance sheet of the Company and its Consolidated Subsidiaries most recently filed with the Securities and Exchange Commission.

"Insurance Subsidiary" means any Restricted Subsidiary which is subject to the regulation of, and is required to file statements with, any governmental body, agency or official in any State or territory of the United States or the District of Columbia which regulates insurance companies or the doing of an insurance business therein.

"Interest Period" means, with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending one week or one, two, three or six months thereafter, as the Company may elect in the applicable Notice of Borrowing; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar Business Day of a calendar month; and

(c) any Interest Period which begins before the Commitment Termination Date and would otherwise end after the Commitment Termination Date shall end on the Commitment Termination Date (provided that, if at any time there shall exist different Commitment Termination Dates for the Banks hereunder, such Interest Period shall not end after the latest applicable Commitment Termination Date).

Credit Agreement

"Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.

"Jefferson-Pilot Acquisition" means the acquisition by the Company or any of its Subsidiaries of Jefferson-Pilot Corporation by way of merger of Jefferson-Pilot Corporation with and into a wholly-owned Subsidiary of the Company.

"JPMCB" means JPMorgan Chase Bank, N.A.

"LC Disbursement" means a payment made by a Bank pursuant to a Letter of Credit.

"LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements under Letters of Credit that have not yet been reimbursed by or on behalf of the Account Parties at such time. The LC Exposure of any Bank shall at any time be its Applicable Percentage of the total LC Exposure at such time.

"Letters of Credit" means letters of credit issued under Section 2.01 or Section 2.17.

"LIBO Rate" has the meaning set forth in Section 2.09(b).

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or beneficially holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

"Loan" means a Base Rate Loan or a Euro-Dollar Loan and "Loans" means Base Rate Loans or Euro-Dollar Loans or any combination of the foregoing.

"Material Adverse Effect" means a material adverse effect on (a) business, financial condition, results of operations or prospects of the Company and its Consolidated Subsidiaries, taken as a whole, (b) the ability of any Account Party to perform any material obligations under the Credit Documents or (c) the material rights and remedies of the Banks under the Credit Documents.

"Material Subsidiary" means any Subsidiary of the Company with assets of $150,000,000 or more.

Credit Agreement

"Moody's" means Moody's Investors Service, Inc.

"Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

"NAIC" means the National Association of Insurance Commissioners and any successor thereto.

"NAIC Approved Bank" means (a) any Bank that is a bank listed on the most current "Bank List" of banks approved by the NAIC (the "NAIC Approved Bank List") or (b) any Bank as to which its Confirming Bank is a bank listed on the NAIC Approved Bank List.

"NAIC Approved Bank List" has the meaning set forth in the definition of "NAIC Approved Bank".

"Newly Acquired Subsidiary" means any Subsidiary that is not a Subsidiary on the date hereof but that becomes a Subsidiary after the date hereof, but only during the 180 days after the first date on which such Subsidiary became a Subsidiary.

"Non-NAIC Approved Bank" means at any time any Bank that is not a NAIC Approved Bank.

"Notes" means a promissory note or notes of the Company, substantially in the form of Exhibit A hereto, evidencing the obligation of the Company to repay the Loans made to it hereunder, and "Note" means any one of such promissory notes issued hereunder.

"Notice of Borrowing" has the meaning set forth in Section 2.05.

"Parent" means, with respect to any Bank, any Person controlling such Bank.

"Participant" has the meaning set forth in Section 10.06(b).

"Payment Account" means an account designated by the Administrative Agent in a notice to the Account Parties and the Banks to which payments hereunder are to be made.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

Credit Agreement

"Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

"Prime Rate" means the rate of interest publicly announced from time to time by JPMCB as its prime rate as in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

"Quarterly Dates" means the last day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

"Regulations T, U and X" means Regulations T, U and X, respectively, of the Board of Governors of the Federal Reserve System, in each case as in effect from time to time.

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Required Banks" means at any time Banks having Commitments representing more than 50% of the aggregate amount of the Commitments at such time; provided that, if the Commitments have expired or been terminated or if at any time following an extension of the Commitment Termination Date pursuant to Section 2.16 the Commitment of any non-extending Bank or Banks thereunder shall have terminated, "Required Banks" means Banks having more than 50% of the aggregate amount of the Credit Exposures of the Banks at such time.

"Restricted Subsidiary" means, as of any date, a Subsidiary which meets the definitional requirements of a "significant subsidiary", as such term is defined in the rules set forth in Regulation S-X under the Securities Exchange Act of 1934, as amended (applying the tests set forth in such rules with reference to the consolidated balance sheets and related consolidated statements of income of the Company and its Consolidated Subsidiaries as of the last day of its most recently completed fiscal quarter and for the twelve-month period then ended).

"S&P" means Standard and Poor's Ratings Services.

Credit Agreement

"Secured Obligations" has the meaning set forth in Section 2.03(e).

"Securities" means any stock, share, partnership interest, membership interest in a limited liability company, voting trust certificate, certificate of interest or participation in any profit-sharing agreement or arrangement, option, warrant, bond, debenture, note, or other evidence of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

"Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

"Subsidiary Account Parties" means each Subsidiary of the Company that is listed on the signature pages hereof under the caption "SUBSIDIARY ACCOUNT PARTIES" and each other Subsidiary of the Company that shall become a Subsidiary Account Party pursuant to Section 10.13, so long as such Subsidiary shall remain a Subsidiary Account Party hereunder.

"Type", when used in reference to any Loan or Borrowing, refers to whether the Loan is a Base Rate Loan or a Euro-Dollar Loan.

"Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

"Wachovia" means Wachovia Bank, National Association.

SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company's independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Banks wish to amend Article V for such purpose), then the Company's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks.

Credit Agreement

SECTION 1.03. Types of Borrowings. The term "Borrowing" denotes the aggregation of Loans to be made to the Company pursuant to Section 2.04 on a single date and for a single Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans).

ARTICLE II

THE CREDITS

SECTION 2.01. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, at the request of any Account Party the Banks agree at any time and from time to time during the Commitment Availability Period to issue Letters of Credit denominated in Dollars for the account of such Account Party that will not result in the aggregate outstanding amount of the Credit Exposures of the Banks exceeding the aggregate amount of the Commitments of the Banks.

Each Letter of Credit shall be a standby letter of credit in such form as the relevant Account Party shall request and which (i) the Administrative Agent shall determine in good faith does not contain any obligations, or diminish any rights, of any Bank with respect thereto that are inconsistent with the terms hereof or (ii) the Required Banks shall approve. Except as set forth in Section 2.17, without the prior consent of each Bank, no Letter of Credit may be issued that would vary the several and not joint nature of the obligations of the Banks thereunder, and each Letter of Credit shall be issued by all of the Banks having Commitments at the time of issuance as a single multi-bank letter of credit, but the obligation of each Bank thereunder shall be several and not joint, based upon its Applicable Percentage of the aggregate undrawn amount of such Letter of Credit.

(b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), an Account Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent (if by hand delivery or telecopy, not later than noon (New York City time) on the Domestic Business Day prior to, and if by approved electronic communication, not later than 10:00 a.m. (New York City time) on the date of, the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, as the case may be (which shall be a Domestic Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.01(d)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and the terms and conditions of (and such other information as shall be necessary to prepare, amend, renew or extend, as the case may be) such Letter of Credit. If requested by the Administrative Agent or (in the case of any Fronted Letter of Credit) the applicable Fronting Issuing Bank through the Administrative Agent, such Account Party also shall submit a letter of credit application on standard form of the Person that is serving as Administrative Agent or such Fronting Issuing Bank, as applicable, in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Account Party to, or entered into by any Account Party with, the Person that is serving as Administrative Agent or such Fronting Issuing Bank, as applicable, relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

Credit Agreement

If any Letter of Credit shall provide for the automatic extension of the expiry date thereof unless the Administrative Agent or (in the case of any Fronted Letter of Credit) the applicable Fronting Issuing Bank shall give notice to the beneficiary thereof that such expiry date shall not be extended (each such Letter of Credit, an "Evergreen Letter of Credit" and such notice, a "Non-Extension Notice"), then the Administrative Agent or such Fronting Issuing Bank, as applicable, will give a Non-Extension Notice under such Evergreen Letter of Credit if requested to do so by notice given to the Administrative Agent or such Fronting Issuing Bank (through the Administrative Agent), not more than 60 days, and not less than 45 days, prior to the current expiry date thereof, by (i) the Required Banks, (ii) the applicable Account Party or the Company or (iii) (subject to the immediately succeeding sentence) any Bank.

If upon or at any time following the Commitment Termination Date with respect to any Bank any Evergreen Letter of Credit shall be outstanding, such Bank may give notice to the Administrative Agent (with a copy to the Company) requesting that the Administrative Agent or (in the case of any Fronted Letter of Credit) the applicable Fronting Issuing Bank give a Non-Extension Notice under such Evergreen Letter of Credit at the next earliest permitted time in accordance with the terms thereof, whereupon (subject to the first proviso below) the Administrative Agent or (in the case of any Fronted Letter of Credit) the applicable Fronting Issuing Bank agrees to give such Non-Extension Notice; provided that prior to the Administrative Agent (or Fronting Issuing Bank, as applicable) giving such Non-Extension Notice, the Company may elect by notice to the Administrative Agent (or Fronting Issuing Bank, as applicable) that, in lieu of giving such Non-Extension Notice, (i) in respect of Fronted Letters of Credit, no such notice be issued (and the immediately succeeding sentence shall be applicable thereto) and (ii) in respect of all other Letters of Credit, the Administrative Agent shall, at the same time it would have been required to give such notice, notify the beneficiary of such Letter of Credit in accordance with the terms thereof of those Banks whose Commitments have not been terminated as of such time and such Banks' then respective Applicable Percentages under such Letter of Credit, provided that such election shall not be permitted and no such notification shall be given unless, after giving effect thereto, the aggregate outstanding amount of the Credit Exposures of such Banks shall not exceed the aggregate amount of the Commitments of such Banks. If the Company shall have provided notice under clause (i) of the first proviso of the immediately preceding sentence with respect to Fronted Letters of Credit, with respect to any outstanding Fronted Letter of Credit upon the Commitment Termination Date of any Bank, the participation interest of such Bank in each such Fronted Letter of Credit shall automatically terminate on the first anniversary of such Commitment Termination Date, and the participation interests of those Banks whose Commitments have not been terminated shall automatically be adjusted to reflect, and each such Bank shall have a participation in each such Fronted Letter of Credit equal to, such Bank’s Applicable Percentage of the aggregate amount available to be drawn under such Fronted Letter of Credit on such first anniversary.

Credit Agreement

(c) Limitations on Amounts and Daily Transactions. Each Letter of Credit shall be issued, amended, renewed or extended if and only if (and upon such issuance, amendment, renewal or extension of each Letter of Credit the Account Parties shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the aggregate outstanding amount of the Credit Exposures of the Banks shall not exceed the aggregate amount of the Commitments of the Banks.

In no event may more than 25 issuances, amendments, renewals and/or extensions of Letters of Credit occur on any day, unless the Administrative Agent shall otherwise agree.

(d) Expiry Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (provided that such Letter of Credit may contain "evergreen" provisions for the renewal or extension thereof to a date one year after the then current expiry date thereof) or (ii) the first anniversary of the Commitment Termination Date (or, if at any time there shall exist different Commitment Termination Dates for the Banks hereunder, the first anniversary of the latest applicable Commitment Termination Date).

Credit Agreement

(e) Obligation of Banks. With respect to any Letter of Credit (other than Fronted Letters of Credit), the obligation of any Bank under such Letter of Credit shall be several and not joint and shall at any time be in an amount equal to such Bank's Applicable Percentage of the aggregate undrawn amount of such Letter of Credit, and each such Letter of Credit shall expressly so provide.

By the issuance of a Fronted Letter of Credit (or an amendment to a Fronted Letter of Credit increasing the amount thereof) by any Fronting Issuing Bank, and without any further action on the part of any Fronting Issuing Bank or the Banks, the applicable Fronting Issuing Bank hereby grants to each Bank, and each Bank hereby acquires from such Fronting Issuing Bank, a participation in such Fronted Letter of Credit equal to such Bank's Applicable Percentage of the aggregate amount available to be drawn under such Fronted Letter of Credit. Each Bank acknowledges and agrees that its obligation to acquire participations in respect of Fronted Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Fronted Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the applicable Fronting Issuing Bank, such Bank's Applicable Percentage of each LC Disbursement made by such Fronting Issuing Bank in respect of any Fronted Letter of Credit promptly upon the request of such Fronting Issuing Bank at any time from the time such LC Disbursement is made until such LC Disbursement is reimbursed by the applicable Account Party or at any time after any reimbursement payment is required to be refunded to such Account Party for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt by the Administrative Agent of any payment from the applicable Account Party pursuant to Section 2.03(a) in respect of any Fronted Letter of Credit, the Administrative Agent shall distribute such payment to the applicable Fronting Issuing Bank or, to the extent that the Banks have made payments pursuant to this paragraph to reimburse such Fronting Issuing Bank, then to the Banks and such Fronting Issuing Bank as their interests may appear. Any payment made by a Bank pursuant to this paragraph to reimburse the applicable Fronting Issuing Bank for any LC Disbursement shall not relieve any Account Party of its obligation to reimburse such LC Disbursement.

(f) Adjustment of Applicable Percentages. Upon (i) each addition of a new Bank hereunder and (ii) each increase in or any assignment of the Commitment of a Bank pursuant to this Agreement, then (A) the Administrative Agent shall promptly notify each beneficiary under each outstanding Letter of Credit (other than a Fronted Letter of Credit) of the Banks that are parties to such Letter of Credit, after giving effect to such event, and such Banks' respective Applicable Percentages as of the relevant effective date thereof and (B) (in the case of each outstanding Fronted Letter of Credit) the participation interest of each Bank therein shall automatically be adjusted to reflect, and each Bank shall have a participation in such Fronted Letter of Credit equal to, such Bank's Applicable Percentage of the aggregate amount available to be drawn under such Fronted Letter of Credit after giving effect to such event.

Credit Agreement

(g) Continuation of Existing Letters of Credit. As of the Effective Date, each of the letters of credit then outstanding under the Existing Credit Agreement shall be automatically continued hereunder as a Letter of Credit issued under Section 2.01(a), and the Administrative Agent shall promptly notify the beneficiary of each such Letter of Credit as to (i) the Banks that as of the Effective Date are parties thereto and (ii) such Banks' respective Applicable Percentages thereunder.

SECTION 2.02. Issuance and Administration of Syndicated Letters of Credit. With respect to any Letter of Credit (other than Fronted Letters of Credit), each such Letter of Credit shall be executed and delivered by the Administrative Agent in the name and on behalf of, and as attorney-in-fact for, the Banks party to such Letter of Credit, and the Administrative Agent shall act under each such Letter of Credit, and each such Letter of Credit shall expressly provide that the Administrative Agent shall act as the agent of each such Bank to (a) receive drafts, other demands for payment and other documents presented by the beneficiary under such Letter of Credit, (b) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Letter of Credit and (c) to notify such Bank, the Company and the applicable Account Party that a valid drawing has been made and the date that the related LC Disbursement is to be made; provided that the Administrative Agent shall have no obligation or liability for any LC Disbursement under such Letter of Credit, and each such Letter of Credit shall expressly so provide. Each Bank hereby irrevocably appoints and designates the Administrative Agent as its attorney-in-fact, acting through any duly authorized officer of the Person that is serving as the Administrative Agent, to execute and deliver in the name and on behalf of such Bank each such Letter of Credit to be issued by the Banks hereunder. Promptly upon the request of the Administrative Agent, each Bank will furnish to the Administrative Agent such powers of attorney or other evidence as any beneficiary of any such Letter of Credit may reasonably request in order to demonstrate that the Administrative Agent has the power to act as attorney-in-fact for such Bank to execute and deliver such Letter of Credit.

SECTION 2.03. Reimbursement for LC Disbursements, Cover, Etc.

(a) Reimbursement. If any Bank shall make any LC Disbursement in respect of any Letter of Credit, the Account Party with respect to such Letter of Credit shall reimburse such Bank in respect of any such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than noon, New York City time, on (A) the Domestic Business Day that the Company and such Account Party receive notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (B) the Domestic Business Day immediately following the day that the Company and such Account Party receive such notice, if such notice is received on a day which is not a Domestic Business Day or is not received prior to 10:00 a.m., New York City time, on a Domestic Business Day.

Credit Agreement

(b) Reimbursement Obligations Absolute. The Account Parties' obligations to reimburse LC Disbursements as provided in Section 2.03(a) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, (iv) at any time or from time to time, without notice to any Account Party, the time for any performance of or compliance with any of such reimbursement obligations of any other Account Party shall be waived, extended or renewed, (v) any of such reimbursement obligations of any other Account Party shall be amended or otherwise modified in any respect, or the Guarantee of any of such reimbursement obligations or any security therefor shall be released, substituted or exchanged in whole or in part or otherwise dealt with, (vi) any lien or security interest granted to, or in favor of, the Administrative Agent or any of the Banks as security for any of such reimbursement obligations shall fail to be perfected, (vii) the occurrence of any Default, (viii) the existence of any proceedings of the type described in Section 6.01(g) or (h) with respect to any other Account Party or the Guarantor of any of such reimbursement obligations, (ix) any lack of validity or enforceability of any of such reimbursement obligations against any other Account Party or the Guarantor of any of such reimbursement obligations, or (x) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of the obligations of any Account Party hereunder.

Neither the Administrative Agent nor any Bank nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing shall not be construed to excuse the Administrative Agent or a Bank from liability to any Account Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Account Parties to the extent permitted by applicable law) suffered by any Account Party that are caused by (x) the gross negligence or willful misconduct of the Administrative Agent or such Bank, as the case may be, or (y) in the case of any Bank, its failure to make an LC Disbursement in respect of any drawing properly made under a Letter of Credit as provided in Section 2.03(c). The parties hereto expressly agree that:

Credit Agreement

(i) the Administrative Agent or (in the case of any Fronted Letter of Credit) the applicable Fronting Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii) the Administrative Agent or (in the case of any Fronted Letter of Credit) the applicable Fronting Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii) this sentence shall establish the standard of care to be exercised by the Administrative Agent or (in the case of any Fronted Letter of Credit) the applicable Fronting Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(c) Disbursement Procedures. (i) The following provisions shall apply to any Letter of Credit (other than any Fronted Letter of Credit). The Administrative Agent shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under any such Letter of Credit. The Administrative Agent shall promptly after such examination (A) notify each of the Banks, the Company and the Account Party by telephone (confirmed by telecopy) of such demand for payment and (B) deliver to each Bank a copy of each document purporting to represent a demand for payment under such Letter of Credit. With respect to any drawing properly made under any such Letter of Credit, each Bank will make an LC Disbursement in respect of such Letter of Credit in accordance with its liability under such Letter of Credit and this Agreement, such LC Disbursement to be made to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Banks. The Administrative Agent will make any such LC Disbursement available to the beneficiary of such Letter of Credit by promptly crediting the amounts so received, in like funds, to the account identified by such beneficiary in connection with such demand for payment. Promptly following any LC Disbursement by any Bank in respect of any such Letter of Credit, the Administrative Agent will notify the Company and the applicable Account Party of such LC Disbursement; provided that any failure to give or delay in giving such notice shall not relieve such Account Party of its obligation to reimburse the Banks with respect to any such LC Disbursement or the Guarantor of its guarantee of such obligation.

Credit Agreement

(ii) The following provisions shall apply to any Fronted Letter of Credit. The applicable Fronting Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Fronted Letter of Credit. The applicable Fronting Issuing Bank shall promptly after such examination notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether such Fronting Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Account Party of its obligation to reimburse such Fronting Issuing Bank and the Banks with respect to any such LC Disbursement.

(d) Interim Interest. If any LC Disbursement is made, then, unless the Account Parties shall reimburse such LC Disbursement in full on the date such LC Disbursement is made (without regard for when notice thereof is given), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Account Party reimburses such LC Disbursement, at the rate per annum equal to (i) 1% plus the Base Rate to but excluding the date three Domestic Business Days after such LC Disbursement and (ii) from and including the date three Domestic Business Days after such LC Disbursement, 3% plus the Base Rate.

(e) Provision of Cover. In the event the Company and the Account Parties shall have provided cover for outstanding Letters of Credit pursuant to Section 6.01, the Administrative Agent will establish a separate cash collateral account (the "Collateral Account"), which may be a "securities account" (as defined in Section 8-501 of the Uniform Commercial Code as in effect in New York (the "NY UCC")), in the name and under the sole dominion and control of the Administrative Agent (and, in the case of a securities account, in respect of which the Administrative Agent is the "entitlement holder" (as defined in Section 8-102(a)(7) of the NY UCC)) into which there shall be deposited from time to time such amounts paid to the Administrative Agent as cover for the applicable LC Exposure. As collateral security for the prompt payment in full when due of all reimbursement obligations in respect of LC Disbursements, all interest thereon, and all other obligations of the Account Parties under the Credit Documents whether or not then outstanding or due and payable (such obligations being herein collectively called the "Secured Obligations"), each of the Company and the other Account Parties hereby pledges and grants to the Administrative Agent, for the benefit of the Banks and the Administrative Agent as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Secured Obligations until applied by the Administrative Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section 2.03(e). Amounts on deposit in the Collateral Account shall be invested and reinvested by the Administrative Agent in such short-term Investments as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name and be under the sole dominion control of the Administrative Agent and shall be credited to the Collateral Account. At any time, and from time to time, while an Event of Default has occurred and is continuing, the Administrative Agent shall, if instructed by the Required Banks in their sole discretion, liquidate any such investments and reinvestments and credit the proceeds thereof to the Collateral Account and apply or cause to be applied such proceeds and any other balances in the Collateral Account to the payment of any of the Secured Obligations due and payable. If at any time (i) no Default has occurred and is continuing and (ii) all of the Secured Obligations then due have been paid in full but Letters of Credit remain outstanding, the Administrative Agent shall, from time to time, at the request of the Company, deliver to the Company, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate undrawn face amount of all outstanding Letters of Credit. When all of the Secured Obligations shall have been paid in full, all Letters of Credit have expired or been terminated and the Commitments have terminated, the Administrative Agent shall promptly deliver to the Company, for account of the Company and the other Account Parties, as applicable, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Collateral Account.

Credit Agreement

SECTION 2.04. Loans. At any time and from time to time during the Commitment Availability Period each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans in Dollars to the Company pursuant to this Section in amounts such that the aggregate outstanding amount of the Credit Exposures of the Banks shall not exceed the aggregate amount of the Commitments of the Banks. Each Borrowing shall be in an aggregate principal amount of $25,000,000 or any larger multiple of $1,000,000 and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Company may borrow under this Section, repay, or to the extent permitted by Section 2.12, prepay Loans and reborrow at any time during the Commitment Availability Period under this Section.

Credit Agreement

SECTION 2.05. Notice of Borrowings. The Company shall give the Administrative Agent notice (a "Notice of Borrowing") not later than 11:00 a.m. (New York City time) on (x) the date of each Base Rate Borrowing and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

(a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(b) the aggregate amount (in Dollars) of such Borrowing,

(c) whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans, and

(d) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

SECTION 2.06. Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Company.

(b) Not later than 12:00 noon (New York City time) (or 1:00 p.m. (New York City time) in the case of any Base Rate Borrowing) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 10.01. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Company at the Administrative Agent's aforesaid address.

(c) If any Bank makes a new Loan hereunder on a day on which the Company is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Administrative Agent as provided in subsection (b) of this Section, or remitted by the Company to the Administrative Agent as provided in Section 2.13, as the case may be.

(d) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank's share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Company severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Company, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.09 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

Credit Agreement

SECTION 2.07. Evidence of Loans. (a) Each Bank shall maintain in accordance with its usual practice records evidencing the indebtedness of the Company to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder, and setting forth the Commitments of the Banks.

(b) The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Banks and each Bank's share thereof.

(c) The entries made in the records maintained pursuant to subsection (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

(d) Any Bank may request that the Loans of such Bank to the Company be evidenced by a single Note, in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant Type, payable by the Company to the order of such Bank for the account of its Applicable Lending Office. In such event, the Company shall prepare, execute and deliver to such Bank a Note payable to such Bank (or, if requested by such Bank, to such Bank and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.06) be represented by one or more Notes in such form payable to the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

Credit Agreement

SECTION 2.08. Maturity of Loans. Each Loan shall mature, and the Company hereby unconditionally promises to pay the unpaid principal of each Loan (together with accrued interest thereon), on the Commitment Termination Date.

SECTION 2.09. Interest Rates of Loans. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate for such day plus, for any Commitment Utilization Day, the Applicable Additional Margin. Such interest shall accrue and be payable quarterly in arrears on each Quarterly Date and on the date of termination of the Commitments in their entirety (and, if later, the date the Loans shall be paid in full). Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day plus, for any Commitment Utilization Day, the Applicable Additional Margin.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the applicable LIBO Rate plus, for any Commitment Utilization Day, the Applicable Additional Margin. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

The "LIBO Rate" applicable to any Interest Period means the rate appearing on Page 3750 of the Telerate Service (or any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period, as the rate for the offering of Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate for such Interest Period shall be the rate at which U.S. Dollar deposits of $10,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Person serving as Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 A.M. (London time), two Euro-Dollar Business Days before the first day of such Interest Period.

Credit Agreement

(c) Any overdue principal of any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the Applicable Margin plus, for any Commitment Utilization Day, the Applicable Additional Margin plus the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum (as of the date of determination) at which one-day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in Dollars in an amount approximately equal to such overdue payment due to the Person serving as the Administrative Agent are offered to such Person in the London interbank market for the applicable period determined as provided above (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the Base Rate for such day plus, for any Commitment Utilization Day, the Applicable Additional Margin). Any overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof is due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the Base Rate for such day plus, for any Commitment Utilization Day, the Applicable Additional Margin.

(d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Company and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

SECTION 2.10. Fees.

(a) The Company agrees to pay to the Administrative Agent for account of each Bank a facility fee, which shall accrue at the Applicable Facility Fee Rate, (i) prior to the termination of such Bank's Commitment, on the daily amount of the Commitment of such Bank (whether used or unused) during the period from and including the Effective Date to but excluding the date that the Commitments terminate and (ii) if such Bank continues to have any Credit Exposure after its Commitment terminates, on the daily amount of such Bank's Credit Exposure from and including the date its Commitment terminates to but excluding the date such Bank ceases to have any Credit Exposure. Accrued facility fees shall be payable on each Quarterly Date and on the earlier of the date the Commitments terminate and the Commitment Termination Date, commencing on the first such date after the Effective Date; provided that any facility fee accruing after such earlier date shall be payable on demand. Facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay to the Administrative Agent for account of each Bank a letter of credit fee with respect to Letters of Credit, which shall accrue at the Applicable Letter of Credit Commission on the average daily aggregate undrawn amount of all outstanding Letters of Credit during the period from and including the Effective Date to but excluding the later of the date on which such Bank's Commitment terminates and the date on which such Bank ceases to have any LC Exposure. Letter of credit fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such Business Day to occur; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Letter of credit fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Credit Agreement

(c) Except as set forth in Section 2.17, the Account Parties agree to pay, on demand, to the Administrative Agent for its own account all commissions, charges, costs and expenses with respect to the issuance, amendment, renewal and extension of each Letter of Credit and drawings and other transactions relating thereto in amounts customarily charged from time to time in like circumstances by the Person that is serving as the Administrative Agent or, as may be separately agreed from time to time by the Company on behalf of the Account Parties and the Administrative Agent for its own account.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and letter of credit fees, to the Banks entitled thereto. Fees paid hereunder shall not be refundable under any circumstances.

SECTION 2.11. Termination, Reduction or Increase of Commitments.

(a) Unless previously terminated, the Commitments shall automatically terminate on the Commitment Termination Date.

(b) The Company may, upon at least three Domestic Business Days' notice to the Administrative Agent, terminate at any time, or proportionately and permanently reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple of $5,000,000, the aggregate amount of the Commitments, provided that, after giving effect to such termination or any such reduction, the aggregate outstanding amount of the Credit Exposures of the Banks shall not exceed the aggregate amount of the Commitments of the Banks. Upon receipt of such a notice, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such reduction (if such notice is a notice of reduction) and such notice shall not thereafter be revocable by the Company. Any termination or reduction of the Commitments shall be permanent.

Credit Agreement

(c) The Company shall have the right, at any time or from time to time prior to the date that is 30 days prior to the Commitment Termination Date, to increase the aggregate Commitments hereunder up to an aggregate amount not exceeding $1,750,000,000, by causing one or more Additional Commitment Banks (which may include any existing Bank) to provide a (or, in the case of an existing Bank, to increase its) Commitment (each such increase, an "Commitment Increase"), provided that (i) no Bank shall have any obligation hereunder to become an Additional Commitment Bank and any election to do so shall be in the sole discretion of each Bank, (ii) each Additional Commitment Bank shall have entered into an agreement in form and substance satisfactory to the Company and the Administrative Agent pursuant to which such Additional Commitment Bank shall provide a Commitment (or, if such Additional Commitment Bank is an existing Bank, pursuant to which its Commitment shall be increased), (iii) such Commitment of any Additional Commitment Bank which is not an existing Bank shall be in an amount of at least $25,000,000 and (iv) each Commitment Increase shall be in an amount of at least $25,000,000. Each such Additional Commitment Bank shall enter into an agreement in form and substance satisfactory to the Company and the Administrative Agent pursuant to which such Additional Commitment Bank shall, as of effective date of such Commitment Increase (which shall be a Domestic Business Day and, unless the Administrative Agent otherwise agrees, on which no issuance, amendment, renewal or extension of any Letter of Credit is scheduled to occur, provide a Commitment (or, if any such Additional Commitment Bank is an existing Bank, increase its Commitment in the amount specified therein and (if not an existing Bank) become a Bank hereunder. Notwithstanding the foregoing, no Commitment Increase pursuant to this Section shall be effective unless:

(i) the Company shall have given the Administrative Agent notice of any such increase at least three Domestic Business Days prior to the relevant effective date of such Commitment Increase;

(ii) no Default shall have occurred and be continuing on such effective date; and

(iii) each of the representations and warranties of each Account Party contained in this Agreement (other than the representations and warranties set forth in Sections 4.04(e) and 4.05 as to any matter which has theretofore been disclosed in writing by the Account Parties to the Banks) shall be true on and as of such effective date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Each notice under clause (i) above shall be deemed to constitute a representation and warranty by the Company and the Subsidiary Account Parties as to the matters specified in clauses (ii) and (iii) above.

Credit Agreement

SECTION 2.12. Optional Prepayments. (a) The Company may, upon at least one Domestic Business Day's notice to the Administrative Agent, prepay any Base Rate Borrowing in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

(b) The Company may, upon notice to the Administrative Agent by 10:00 a.m., New York City time, at least three Domestic Business Days prior to the date of prepayment, prepay any Euro-Dollar Borrowing in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with (x) accrued interest thereon to the date of prepayment and (y) all losses and expenses (if any) relating thereto which are (i) determined pursuant to Section 2.14 and (ii) notified to the Company by the relevant Bank at least one Domestic Business Day prior to the date of such prepayment, provided that the failure of any Bank to so notify the Company of the amount of any such loss or expense shall not relieve the Company of its obligation to pay the same.

(c) Each prepayment pursuant to this Section shall be applied to prepay ratably the Loans of the several Banks included in the relevant Borrowing being prepaid. Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Company.

SECTION 2.13. Payments Generally; Pro Rata Treatment.

(a) Each Account Party shall make each payment required to be made by it hereunder (whether reimbursement of LC Disbursements, principal of or interest on the Loans, fees, amounts under Article VIII or otherwise) or under any other Credit Document (except to the extent otherwise provided therein) prior to not later than 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Domestic Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its Payment Account, except as otherwise expressly provided in the relevant Credit Document, and except that payments pursuant to Section 10.03 and Article VIII shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Domestic Business Day or Euro-Dollar Business Day (as applicable), the date for payment shall be extended to the next succeeding Domestic or Euro-Dollar Business Day (as applicable) and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Credit Document shall be made in Dollars.

Credit Agreement

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of unreimbursed LC Disbursements in respect of Letters of Credit (other than Fronted Letters of Credit) or interest thereon, principal of or interest on the Loans and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder in respect of such Letters of Credit or Loans (as applicable), pro rata among the Banks in accordance with the amounts of interest and fees then due to the Banks, and (ii) second, to pay such unreimbursed LC Disbursements or principal in respect of Loans (as applicable) then due hereunder, pro rata among the Banks in accordance with the amounts of unreimbursed LC Disbursements or principal of Loans then due to the Banks.

(c) Except to the extent otherwise provided herein: (i) each reimbursement of LC Disbursements in respect of Letters of Credit (other than Fronted Letters of Credit) and each payment of facility fee under Section 2.10(a) shall be for account of the Banks, and each termination or reduction of the amount of the Commitments under Section 2.04 shall be applied to the respective Commitments of the Banks, pro rata in accordance with their respective Applicable Percentages; (ii) each payment of principal of Loans and each of interest hereunder shall be for account of the Banks, pro rata in accordance with the amounts of principal or interest (as the case may be) then due and payable to the Banks; and (iii) each payment of letter of credit fee under Section 2.10(b) shall be for account of the Banks, pro rata in accordance with their respective Applicable Percentages under the Letters of Credit.

(d) Unless the Administrative Agent shall have received notice from the Company or the applicable Account Party prior to the date on which any payment is due to the Administrative Agent for account of the Banks hereunder that neither the Company nor such Account Party will make such payment, the Administrative Agent may assume that the Company or such Account Party made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks the amount due. In such event, if the Company or such Account Party has not in fact made such payment, then each of the Banks severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.14. Funding Losses. If the Company makes any payment of principal with respect to any Euro-Dollar Loan (pursuant to Article VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the end of an applicable period fixed pursuant to Section 2.09(c), or if the Company fails to borrow any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.04(a), the Company shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Company a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Credit Agreement

SECTION 2.15. Computation of Interest and Fees. Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.16. Extension of Commitment Termination Date. (a) Request for Extension. The Company may, by notice to the Administrative Agent (which shall promptly notify the Banks) not more than 60 days and not less than 30 days prior to each anniversary of the Effective Date (such anniversary date, the "Extension Effective Date"), request (each, an "Extension Request") that the Banks extend the Commitment Termination Date then in effect (the "Existing Commitment Termination Date") for an additional one year, provided that no more than two Extension Requests may be made hereunder. Each Bank, acting in its sole discretion, shall, by notice to the Company and the Administrative Agent given not later than the 20th day (or such later day as shall be acceptable to the Company) following the date of such Company's notice, advise the Company and the Administrative Agent whether or not such Bank agrees to such extension; provided that any Bank that does not so advise the Company shall be deemed to have rejected such Extension Request. The election of any Bank to agree to such extension shall not obligate any other Bank to so agree.

(b) Replacement of Non-extending Banks. The Company shall have the right at any time on or prior to the relevant Extension Effective Date, unless an Event of Default shall have occurred and be continuing, to replace any non-extending Bank with, and otherwise add to this Agreement, one or more Additional Commitment Banks. Each Additional Commitment Bank shall enter into an agreement in form and substance reasonably satisfactory to the Company and the Administrative Agent pursuant to which such Additional Commitment Bank shall, effective as of the Extension Effective Date, provide a Commitment or (if such Additional Commitment Bank is an existing Bank) increase its Commitment in the amount specified therein and (if not an existing Bank) become a Bank hereunder, so long as any amounts payable to the relevant non-extending Bank being replaced are paid in full.

Credit Agreement

(c) Effectiveness of Extension. If (and only if) the total of the Commitments of the Banks that have agreed in connection with any Extension Request to extend the Existing Commitment Termination Date and the additional Commitments of the Additional Commitment Bank(s) shall be at least 50% of the aggregate amount of the Commitments in effect immediately prior to the Extension Effective Date, then, effective as of the Extension Effective Date, the Commitment Termination Date, with respect to the Commitment of each Bank that has agreed to so extend its Commitment and of each Additional Commitment Bank shall be extended to the date falling one year after the then Existing Commitment Termination Date (or, if such date is not a Euro-Dollar Business Day, such Commitment Termination Date as so extended shall be the next preceding Euro-Dollar Business Day) and each Additional Commitment Bank shall thereupon become a "Bank" for all purposes of this Agreement.

Notwithstanding the foregoing, the extension of the Existing Termination Date shall not be effective with respect to any Bank unless as of the relevant Extension Date (i) no Default shall have occurred and be continuing and (ii) the representations and warranties of each Account Party contained in this Agreement and the other Credit Documents shall be true on and as of such date with the same force and effect as if made on and as of such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date) (and the Administrative Agent shall have received a certification to such effect from a senior financial Officer of the Company, together with such evidence and other related documents as the Administrative Agent may reasonably request with respect to the authorization of the Company and other Account Parties of the extension and their respective obligations hereunder).

Notwithstanding anything herein to the contrary, with respect to any Bank that has not approved any Extension Request, the Commitment Termination Date for such Bank shall remain unchanged (and the Commitment of such Bank shall terminate, and the Loans made by such Bank shall be repayable, on such date and the obligations of such Bank in respect of Letters of Credit shall not extend beyond the first anniversary of such date).

SECTION 2.17. Replacement of Banks; Fronted Letters of Credit; Obligations of Non-NAIC Approved Banks. (a) Replacement of Defaulting Bank . If any Bank defaults in its obligation to fund any LC Disbursement hereunder, the Company may, upon notice to such Bank and the Administrative Agent, require such Bank, at the expense of such Bank, to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.06), all its interests, rights and obligations under this Agreement and the Letters of Credit issued, or participated in, by such Bank to any Person that shall assume such obligations (which assignee may be another Bank, if it accepts such assignment) with (and subject to) the consent of the Administrative Agent (which consent shall not unreasonably be withheld); provided that such Bank shall have received payment of an amount equal to the outstanding amount of its LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding LC Disbursements and accrued interest and fees) or the applicable Account Parties (in the case of all other amounts). No Bank shall be required to make any assignment pursuant to this Section 2.17(a) if, prior thereto, the circumstances entitling the Company to require such assignment cease to apply.

Credit Agreement

(b) Replacement of Non-NAIC Approved Bank. If at any time any Bank shall be a Non-NAIC Approved Bank, such Bank shall promptly notify the Company and the Administrative Agent and shall use commercially reasonable efforts (i) to be listed on the NAIC Approved Bank List or (ii) to agree with a Person which is listed on the NAIC Approved Bank List (with (and subject to) the consent of the Company and the Administrative Agent (which consent, in each case, shall not unreasonably withheld)) to act as a Confirming Bank for such Bank in respect of its obligations under the Letters of Credit and, in such case, such Bank shall enter into a Confirming Bank Agreement with such Person (and furnish a copy thereof to the Company and the Administrative Agent).

Notwithstanding anything herein to the contrary, at any time any Bank shall be a Non-NAIC Approved Bank, the Company may, upon notice to such Bank and the Administrative Agent, require such Bank, at the expense of such Bank, to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.06), all its interests, rights and obligations under this Agreement and the Letters of Credit issued, or participated in, by such Bank to any Person that shall assume such obligations (which assignee may be another Bank, if it accepts such assignment) with (and subject to) the consent of the Administrative Agent (which consent shall not unreasonably be withheld), provided that such Bank shall have received payment of an amount equal to the outstanding amount of its LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding LC Disbursements and accrued interest and fees) or the applicable Account Parties (in the case of all other amounts). No Bank shall be required to make any assignment pursuant to this Section 2.17(b) if, prior thereto, the circumstances entitling the Company to require such assignment cease to apply.

(c) Issuance of Fronted Letters of Credit; Obligations of Non-NAIC Approved Bank. At any time any Bank shall be a Non-NAIC Approved Bank, notwithstanding anything herein to the contrary, the Company may request by notice to the Administrative Agent that JPMCB and/or (if at the time of such request JPMCB is not a NAIC Approved Bank or if the aggregate amount of the requested letters of credit would exceed the limitation set forth in clause (i) of the proviso below) Wachovia and/or (if at the time of such request neither JPMCB nor Wachovia is a NAIC Approved Bank or if the aggregate amount of the requested letters of credit would exceed the limitation set forth in clause (i) of the proviso below) any other Bank that has agreed to act as an issuing bank under this Section (such issuer being hereinafter referred to as "Fronting Issuing Bank") issue one or more letters of credit of the type described herein under Section 2.01(a) (each a "Fronted Letter of Credit"), and each Fronting Issuing Bank agrees to issue such letters of credit promptly upon such request, subject to the terms and conditions set forth herein; provided that (i) neither JPMCB nor Wachovia shall be required to issue Fronted Letters of Credit hereunder in an aggregate face amount exceeding, in each case, $750,000,000 and (ii) no other Bank shall have any obligation hereunder to become a Fronting Issuing Bank and any election to do so shall be in the sole discretion of such other Bank. Each Fronted Letter of Credit shall be issued by, and be the sole obligation as issuing bank of, the applicable Fronting Issuing Bank.

Credit Agreement

If at any time as a result of any Bank being a Non-NAIC Bank the Company shall exercise its rights under this Section 2.17(c) to require the issuance of one or more Fronted Letters of Credit by any Fronting Issuing Bank, such Bank agrees (A) to pay to the applicable Fronting Issuing Bank for its own account a fronting fee in respect of each Fronted Letter of Credit issued by such Fronting Issuing Bank which shall accrue at a rate per annum of 0.125% on the average daily amount of the aggregate undrawn amount of each such Fronted Letter of Credit during the period from and including the date of issuance thereof to but excluding the later of the expiry date thereof and the date on which there ceases to be any LC Exposure thereunder. Fronting fees in respect of each such Fronted Letter of Credit accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the issuance of such Fronted Letter of Credit; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand, (B) to pay to the applicable Fronting Issuing Bank for its own account, within 10 Business Days after demand, such Fronting Issuing Bank's standard administrative fees with respect to the issuance, amendment, renewal or extension of any such Fronted Letter of Credit or processing of drawings thereunder and (C) to reimburse to the Company, within 10 Business Days after demand, any amounts paid by the Company to any Fronting Issuing Bank in respect of any Fronted Letter of Credit pursuant to Section 8.03.

Credit Agreement

ARTICLE III

CONDITIONS

SECTION 3.01. Each Credit Extension. The obligation of each Bank to issue, amend, renew or extend any Letter of Credit or to make any Loan is subject to the satisfaction of the following conditions:

(a) in the case of a Letter of Credit, receipt by the Administrative Agent of a notice of issuance, amendment, renewal or extension, as the case may be, with respect to such Letter Credit, as required by Section 2.01(b) or, in the case of a Borrowing, receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.05;

(b) the fact that, immediately before and after issuance, amendment, renewal or extension of such Letter Credit or such Loan no Default shall have occurred and be continuing; and

(c) the fact that the representations and warranties of each Account Party contained in this Agreement (other than the representations and warranties set forth in Sections 4.04(e) and 4.05 as to any matter which has theretofore been disclosed in writing by the Account Parties to the Banks) shall be true on and as of the date of such issuance, amendment, renewal or extension of such Letter Credit or such Loan (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), provided that the exception in the first parenthetical phrase in this clause shall not apply in the case of any issuance, amendment, renewal or extension of a Letter of Credit or the making of a Loan on the Effective Date or with respect to the certificate under clause (d) of Section 3.02.

Each issuance, amendment, renewal or extension of a Letter Credit and the making of any Loan hereunder shall be deemed to be a representation and warranty by the applicable Account Party on the date of such issuance, amendment, renewal or extension or Loan, as the case may be, as to the facts specified in clauses (b) and (c) of this Section.

SECTION 3.02. Effectiveness. This Agreement shall become effective on the first date that all of the following conditions shall have been satisfied (or waived in accordance with Section 10.05):

(a) receipt by the Administrative Agent of counterparts hereof signed by each of the Persons listed on the signature pages hereto (or, in the case of any Bank as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such Bank of execution and delivery of a counterpart hereof by such Bank) (and, in the case of each bank party to the Existing Credit Agreement immediately prior to the Effective Date that is not a Bank hereunder, receipt by the Administrative Agent of a written confirmation of such bank as to the termination of its commitment thereunder as of the Effective Date, and the parties hereto agree that each such bank shall not be a Bank hereunder and shall cease to have a commitment in respect of the Existing Credit Agreement as of the Effective Date);

Credit Agreement

(b) receipt by the Administrative Agent of an opinion of Dennis L. Schoff, Esq., General Counsel of the Company, substantially in the form of Exhibit B hereto;

(c) receipt by the Administrative Agent of an opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB, substantially in the form of Exhibit C hereto;

(d) receipt by the Administrative Agent of a certificate, dated the Effective Date and signed by a senior financial officer of the Company, certifying as to clauses (b) and (c) of Section 3.01;

(e) receipt by the Administrative Agent of a copy of the resolutions of the Board of Directors of the Company, in form and substance satisfactory to the Administrative Agent, authorizing the execution, delivery and performance of this Agreement and other Credit Documents;

(f) receipt by the Administrative Agent of all documents, opinions and instruments as it may reasonably request relating to the existence of each Account Party, the corporate authority for and the validity and enforceability of this Agreement and the other Credit Documents, and any other matters related hereto, all in form and substance satisfactory to the Administrative Agent; and

(g) receipt by the Administrative Agent of evidence as to (i) payment of all fees required to be paid, and all expenses required to be paid or reimbursed for which invoices have been presented (including, without limitation, fees and disbursements of counsel to JPMCB) in connection with this Agreement, on or before the Effective Date; (ii) payment by the Borrower and Subsidiary Account Parties of all fees, expenses and other amounts accrued or owing as of the Effective Date under the Existing Credit Agreement and (iii) payment by the Borrower of all unpaid principal of and interest on any outstanding loan under the First Amended and Restated Credit Agreement dated as of December 10, 2004 among the Borrower, the banks party thereto and JPMCB as administrative agent thereunder, and all fees, expenses and other amounts accrued or owing thereunder and the termination of the commitments of such banks thereunder as of the Effective Date.

Credit Agreement

provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than 3:00 p.m. (New York City time) March 15, 2006 or such later date as may be agreed in writing by the Company and all of the Banks. The Administrative Agent shall promptly notify the Company and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of the Company (other than with respect to Section 4.15) and the Subsidiary Account Parties (with respect to Section 4.15 only) represents and warrants that:

SECTION 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated and validly existing under the laws of the State of Indiana, and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.02. Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Company of this Agreement and the other Credit Documents to which it is a party are within the Company's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Company or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Restricted Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Restricted Subsidiaries.

SECTION 4.03. Binding Effect. This Agreement and the other Credit Documents to which it is a party constitute the legal, valid and binding obligations of the Company, in each case enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

Credit Agreement

SECTION 4.04. Financial Information.

(a) The consolidated balance sheets of the Company and its Consolidated Subsidiaries as of December 31, 2004 and the related consolidated statements of income, cash flows and shareholders' equity for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the Company's 2004 Form 10-K, a copy of which has been delivered to the Administrative Agent on behalf of each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such fiscal year.

(b) The unaudited consolidated balance sheets of the Company and its Consolidated Subsidiaries as of September 30, 2005 and the related unaudited consolidated statements of income, cash flows and shareholders' equity for the nine months then ended, set forth in the Company's quarterly report for the fiscal quarter ended September 30, 2005 as filed with the Securities and Exchange Commission on Form l0-Q, a copy of which has been delivered to the Administrative Agent on behalf of each of the Banks, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such nine month period (subject to normal year-end adjustments).

(c) A copy of a duly completed and signed Annual Statement or other similar report of or for each Insurance Subsidiary in the form filed with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled for the year ended December 31, 2004 has been delivered to the Administrative Agent on behalf of each of the Banks and fairly presents, in accordance with statutory accounting principles, the information contained therein.

(d) A copy of a duly completed and signed Quarterly Statement or other similar report of or for each Insurance Subsidiary in the form filed with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled for the quarter ended September 30, 2005 has been delivered to the Administrative Agent on behalf of each of the Banks and fairly presents, in accordance with statutory accounting principles, the information contained therein.

(e) Since December 31, 2004 and as of the Effective Date, there has been no material adverse change in the business, financial condition, results of operations or prospects of the Company and its Consolidated Subsidiaries, considered as a whole.

Credit Agreement

SECTION 4.05. Litigation. As of the Effective Date, there is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official (a) which has or would be reasonably expected to have a Material Adverse Effect, or (b) which in any manner draws into question the validity or enforceability of this Agreement or any other Credit Document.

SECTION 4.06. Compliance with ERISA. Except as would not result in a Material Adverse Effect, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Except as would not result in a Material Adverse Effect, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

SECTION 4.07. Taxes. United States Federal income tax returns of the Company and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1995. The Company and its Subsidiaries have filed all income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or, except for any such taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made, pursuant to any assessment received by the Company or any Subsidiary. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes are, in the opinion of the Company, adequate.

SECTION 4.08. Subsidiaries. Each of the Company's Restricted Subsidiaries is a corporation duly incorporated, validly existing and (except where such concept is not applicable) in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.09. Not an Investment Company. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Credit Agreement

SECTION 4.10. Obligations to be Pari Passu. The Company's obligations under this Agreement and each other Credit Document to which it is a party rank pari passu as to priority of payment and in all other respects with all other unsecured and unsubordinated Debt of the Company.

SECTION 4.11. No Default. No event has occurred and is continuing which constitutes, or which, with the passage of time or the giving of notice or both, would constitute, a default under or in respect of any material agreement, instrument or undertaking to which the Company or any Restricted Subsidiary is a party or by which either the Company or any Restricted Subsidiary or any of their respective assets is bound, unless such default would not have or be reasonably expected to have a Material Adverse Effect.

SECTION 4.12. Restricted Subsidiaries. Set forth as Schedule II hereto is a true, correct and complete list of each Restricted Subsidiary as of the date hereof.

SECTION 4.13. Environmental Matters. The Company has reasonably concluded that Environmental Laws are unlikely to have a Material Adverse Effect.

SECTION 4.14. Full Disclosure. All written information heretofore furnished by the Company to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Company to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. To the best of its knowledge, the Company has disclosed to the Banks in writing any and all facts which materially and adversely affect or may materially and adversely affect (to the extent the Company can now reasonably foresee) the business, consolidated financial condition or consolidated results of operations of the Company and its Consolidated Subsidiaries, taken as a whole, or the ability of each Account Party to perform its obligations under the Credit Documents to which it is a party.

SECTION 4.15. Separate Representations of Subsidiary Account Parties. Each of the Subsidiary Account Parties represents and warrants that:

(a) Such Subsidiary Account Party is a company duly organized and validly existing under the laws of the jurisdiction of its organization, and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b) The execution, delivery and performance by such Subsidiary Account Party of this Agreement and each other Credit Document to which it is a party are within such Subsidiary Account Party's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of any organizational document of such Subsidiary Account Party or of any material agreement, judgment, injunction, order, decree or other instrument binding upon such Subsidiary Account Party or result in the creation or imposition of any Lien on any asset of such Subsidiary Account Party.

Credit Agreement

(c) The Credit Documents (including this Agreement) to which such Subsidiary Account Party is a party constitute the legal, valid and binding obligations of such Subsidiary Account Party, in each case enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

(d) Such Subsidiary Account Party is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(e) Such Subsidiary Account Party's obligations under this Agreement to which it is a party rank pari passu as to priority of payment and in all other respects with all other unsecured and unsubordinated Debt of such Subsidiary Account Party with the exception of those obligations that are mandatorily preferred by law and not by contract.

(f) No event has occurred and is continuing which constitutes or which, with the passage of time or the giving of notice or both, would constitute, a default under or in respect of any material agreement, instrument or undertaking to which such Subsidiary Account Party is a party or by which either such Subsidiary Account Party or any of its assets is bound.

(g) Such Subsidiary Account Party is not the subject of (i) any winding up (whether compulsory or otherwise) or any other corporate, judicial or administrative proceeding or action which could result in the winding up of such Subsidiary Account Party or (ii) any other proceeding or action relating to the insolvency, bankruptcy, liquidation, moratorium on the payment of obligations or any other similar condition of or relating to such Subsidiary Account Party, and such Subsidiary Account Party has taken no action in furtherance of any of the foregoing.

Credit Agreement

ARTICLE V

COVENANTS

Until all Commitments have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company and (in the case of Sections 5.01(l), 5.02, 5.03, 5.04, 5.05, 5.06, 5.08, 5.10 and 5.11) the Subsidiary Account Parties agree that:

SECTION 5.01. Information. The Company (and, in the case of Section 5.01(l), each Subsidiary Account Party, but only as to information concerning such Subsidiary Account Party and its Subsidiaries) will deliver to each of the Banks:

(a) within 90 days after the end of each fiscal year of the Company, if and only to the extent not duplicative of information otherwise provided pursuant to clause (i) below, the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows and shareholders' equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

(b) within 60 days after the end of each of the first three quarters of each fiscal year of the Company, if and only to the extent not duplicative of information otherwise provided pursuant to clause (i) below, the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income, cash flows and shareholders' equity for such quarter and for the portion of the Company's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks (except for changes concurred in by the Company's independent public accountants) by the chief financial officer or the chief accounting officer of the Company;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above (whether delivered as provided therein or pursuant to clause (i) below), a certificate of the chief financial officer or the chief accounting officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Section 5.07 on the date of such financial statements and (ii) stating that such chief financial officer or chief accounting officer, as the case may be, has no knowledge of any Default existing on the date of such certificate or, if such chief financial officer or chief accounting officer has knowledge of the existence on such date of any Default, setting forth the details thereof and the action which the Company or the applicable Subsidiary Account Party, as the case may be is taking or proposes to take with respect thereto;

Credit Agreement

(d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above (whether delivered as provided therein or pursuant to clause (i) below), a statement of the firm of independent public accountants which reported on such statements (i) as to whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above;

(e) within 120 days after the end of each fiscal year of each Insurance Subsidiary, a copy of a duly completed and signed Annual Statement (or any successor form thereto) required to be filed by such Insurance Subsidiary with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled, in the form submitted to such governmental body, agency or official;

(f) within 60 days after the end of each of the first three fiscal quarters of each Insurance Subsidiary, a copy of a duly completed and signed Quarterly Statement (or any successor form thereto) required to be filed by such Insurance Subsidiary with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled, in the form submitted to such governmental body, agency or official;

(g) forthwith upon learning of the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(h) promptly upon the mailing thereof to the shareholders of the Company generally, if and only to the extent not duplicative of information otherwise provided pursuant to clause (i) below, copies of all financial statements, reports and proxy statements so mailed;

Credit Agreement

(i) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which any Account Party shall have filed with the Securities and Exchange Commission;

(j) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take;

(k) promptly after Moody's or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(l) from time to time such additional information regarding the financial position or business of any Account Party as the Administrative Agent, at the request of any Bank, may reasonably request.

SECTION 5.02. Payment of Obligations. The Company will pay and discharge, and will cause each Restricted Subsidiary and Subsidiary Account Party to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Restricted Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

Credit Agreement

SECTION 5.03. Conduct of Business and Maintenance of Existence. The Company will continue, and will cause each Restricted Subsidiary and Subsidiary Account Party to continue, to engage in business of the same general type as conducted by the Company and its Restricted Subsidiaries, taken as a whole, on the date hereof and will preserve, renew and keep in full force and effect, and will cause each Restricted Subsidiary to preserve, renew and keep in full force and effect, their respective corporate existence and their respective rights, privileges, licenses and franchises which, in the judgment of the Board of Directors of the Company, are necessary or desirable in the normal conduct of business.

SECTION 5.04. Maintenance of Property; Insurance.

(a) The Company will keep, and will cause each Restricted Subsidiary and Subsidiary Account Party to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) The Company will maintain, and will cause each of its Restricted Subsidiaries to maintain (either in the name of the Company or in such Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective properties and against at least such risks, in each case in at least such amounts (and with such risk retentions) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and the Company will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

SECTION 5.05. Compliance with Laws. The Company will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings, except where such non-compliance therewith would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Inspection of Property, Books and Records. The Company will keep, and will cause each Restricted Subsidiary and Subsidiary Account Party to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and, subject in all cases to Section 10.11, will permit, and will cause each Restricted Subsidiary and Subsidiary Account Party to permit, representatives of any Bank to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees, actuaries and independent public accountants, all upon reasonable notice, at such reasonable times during ordinary business hours and as often as may reasonably be desired; provided that neither the Company nor any of its Subsidiaries shall be required to disclose any information subject to its attorney-client privilege.

Credit Agreement

SECTION 5.07. Minimum Adjusted Consolidated Net Worth. The Company will not permit Adjusted Consolidated Net Worth to be less than (a) at any time prior to the consummation of the Jefferson-Pilot Acquisition and the delivery of the estimate contemplated in the last sentence of this Section, $4,082,000,000, (b) from and after the delivery of such estimate to but not including the last day of the first fiscal quarter ending after the consummation of the Jefferson-Pilot Acquisition, an amount equal to 70% of Estimated Adjusted Consolidated Net Worth (as defined below) and (c) at any time thereafter, an amount equal to 70% of Adjusted Consolidated Net Worth determined as of the end of the fiscal quarter or fiscal year, as applicable, of the Company ended immediately after the consummation of the Jefferson-Pilot Acquisition. Promptly but not later than 45 days following the consummation of the Jefferson-Pilot Acquisition, the Company shall furnish to the Administrative Agent a written estimate of the Adjusted Consolidated Net Worth, determined as of the end of the most recently completed fiscal quarter or fiscal year of the Company for which consolidated financial statements of the Company are then available and adjusted to give pro forma effect to the Jefferson-Pilot Acquisition ("Estimated Adjusted Consolidated Net Worth") (and the Administrative Agent shall promptly furnish a copy thereof to the Banks).

SECTION 5.08. Negative Pledge. The Company will not, and will not permit any Subsidiary to, create or suffer to exist any Lien upon any present or future capital stock or any other Securities of any of its Material Subsidiaries.

SECTION 5.09. Consolidations, Mergers and Sales of Assets. The Company will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person; provided that the Company may merge with another Person if (A) the Company is the corporation surviving such merger and (B) immediately after giving effect to such merger, no Default shall have occurred and be continuing.

SECTION 5.10. Use of Credit. Each Account Party shall use each Letter of Credit issued under this Agreement to support its insurance or reinsurance business. The proceeds of each Loan made hereunder will be used for general corporate purposes of the Company. No Letter of Credit or proceeds of Loans will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulations T, U and X.

Credit Agreement

SECTION 5.11. Obligations to be Pari Passu. Each Account Party's obligations under this Agreement and the other Credit Documents to which it is a party will rank at all times pari passu as to priority of payment and in all other respects with all other unsecured and unsubordinated Debt of such Account Party with the exception of those obligations that are mandatorily preferred by law and not by contract.

SECTION 5.12. Termination of Jefferson-Pilot Credit Facility. Upon the consummation of the Jefferson-Pilot Acquisition, the Company will terminate the commitments of the lenders and pay all amounts owing under (a) the Credit Agreement dated as of December 23, 2004 among TSC Reassurance (Bermuda) Ltd., as account party, Jefferson-Pilot Corporation, as guarantor, the lenders party thereto and Wachovia Bank, National Association, as administrative agent, as amended, and (b) the Credit Agreement dated as of May 7, 2002, among the Jefferson-Pilot Corporation, as guarantor, the lenders party thereto and Bank of America, N.A., as administrative agent, as amended.

ARTICLE VI

DEFAULTS

SECTION 6.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

(a) (i) the Company or any Account Party shall fail to pay when due any principal of any Loan or any reimbursement obligation in respect of an LC Disbursement or (ii) any Account Party shall fail to pay when due any interest on any Loan or LC Disbursement or any fees or any other amounts payable hereunder and such failure under this clause (ii) shall continue for four Domestic Business Days;

(b) any Account Party shall fail to observe or perform any covenant contained in Sections 5.07 through 5.11, inclusive;

(c) any Account Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Bank;

Credit Agreement

(d) any representation, warranty, certification or statement made by any Account Party in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e) the Company or any Subsidiary (other than a Newly Acquired Subsidiary) shall fail to make any payment in respect of any Debt (other than Loans and other extensions of credit hereunder and any Debt solely of a Newly Acquired Subsidiary existing at the time such Person becomes a Subsidiary and not created in contemplation of such event ("Newly Acquired Subsidiary Debt")) having a principal amount then outstanding of not less than $75,000,000 when due and such failure shall continue beyond any applicable grace period or the Company or any Subsidiary (other than a Newly Acquired Subsidiary) shall fail to make any payment in an amount at least equal to $75,000,000 in respect of any Derivative Financial Product when due and such failure shall continue beyond any applicable grace period;

(f) any event or condition shall occur which results in the acceleration of the maturity of any Debt (other than Loans and other extensions of credit hereunder and Newly Acquired Subsidiary Debt) having a principal or face amount then outstanding of not less than $75,000,000 of the Company or any Subsidiary or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

(g) any Account Party or Restricted Subsidiary (other than a Newly Acquired Subsidiary) shall commence a voluntary case or other proceeding seeking rehabilitation, dissolution, conservation, liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, dissolver, conservator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against any Account Party or Restricted Subsidiary (other than a Newly Acquired Subsidiary) seeking rehabilitation, dissolution, conservation, liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, dissolver, conservator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Account Party or such Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or any governmental body, agency or official shall apply for, or commence a case or other proceeding to seek, an order for the rehabilitation, conservation, dissolution or other liquidation of Account Party or Restricted Subsidiary or of the assets or any substantial part thereof of any Account Party or Restricted Subsidiary or any other similar remedy;

Credit Agreement

(i) any of the following events or conditions shall occur, which, in the aggregate, reasonably could be expected to involve possible taxes, penalties and other liabilities in an aggregate amount in excess of $75,000,000: (i) any member of the ERISA Group shall fail to pay when due any amount or amounts which it shall have become liable to pay under Title IV of ERISA; (ii) notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan; (iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans;

(j) a judgment or order for the payment of money in excess of the greater of (i) $150,000,000 or (ii) 3% of the consolidated shareholders' equity of the Company and its Consolidated Subsidiaries (after (without duplication) the actual amounts of insurance recoveries, offsets and contributions received and amounts thereof not yet received but which the insurer thereon has acknowledged in writing its obligation to pay) shall be rendered against any Account Party or Restricted Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 90 days after entry of such judgment (and, for purposes of this clause, a judgment shall be stayed if, among other things, an appeal is timely filed and such judgment cannot be enforced);

(k) (i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 20% or more of the outstanding shares of common stock of the Company; or (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (x) nominated by the board of directors of the Company or (y) appointed by directors so nominated; or

Credit Agreement

(l) any Subsidiary Account Party shall cease for any reason to be a Consolidated Subsidiary, unless (i) such Subsidiary Account Party shall have been consolidated or merged with or into a wholly owned Subsidiary or the Company or (ii) Subsidiary Account Party shall have been terminated as an Account Party hereunder pursuant to Section 10.13;

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent shall, if requested by the Required Banks, by notice to the Company take any or all of the following actions, at the same or different times: (i) terminate the Commitments and they shall thereupon terminate, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Account Parties accrued hereunder shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Account Party and the Guarantor, (iii) notify (or, in the case of any Fronted Letter of Credit, request the applicable Fronting Issuing Bank (and such Fronting Issuing Bank agrees upon such request) to notify) each beneficiary of an outstanding Letters of Credit of the existence of an Event of Default hereunder and cause a drawing of the aggregate undrawn amount thereunder (if such Letters of Credit so permit) and (iv) demand provision of cover from the Account Parties and the Guarantor in immediately available funds in an amount equal to the then aggregate undrawn amount of all Letters of Credit pursuant to Section 2.03(e); provided that, in the case of any of the Events of Default specified in clause (g) or (h) above (A) with respect to the Company, without any notice to any Account Party or the Guarantor or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Account Parties accrued hereunder, shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by each Account Party and the Guarantor and (B) with respect to any Account Party, without any notice to any Account Party or the Guarantor or any other act by the Administrative Agent or the Banks, the Commitments to issue Letters of Credit for the account of such Account Party shall thereupon terminate and all fees and other obligations of such Account Party shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Account Parties and the Guarantor; provided, further, that, in the case of an Event of Default under Section 6.01(b) resulting from a default by any Subsidiary Account Party under Section 5.08, 5.10 or 5.11 or under Section 6.01(c) or (d) (in the latter case, resulting from a default by any Subsidiary Account Party under Section 4.15), the termination of the Commitments, the acceleration of all fees and other obligations of the Account Parties accrued hereunder and the causing of drawings under Letters of Credit shall apply only to the Commitments, fees, obligations in respect of such Subsidiary Account Party and to the Letters of Credit with respect to which it is the Account Party.

Credit Agreement

SECTION 6.02. Notice of Default. The Administrative Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

SECTION 7.02. Agent's Fee. The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Administrative Agent.

SECTION 7.03. Agent and Affiliates. JPMCB shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMCB and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or Affiliate of any thereof as if it were not the Administrative Agent hereunder.

SECTION 7.04. Action by Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. The Administrative Agent shall not have any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Banks. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI. The Administrative Agent shall have no duty to disclose to the Banks information that is not required to be furnished by an Account Party to the Administrative Agent at such time, but is voluntarily furnished by an Account Party to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

Credit Agreement

SECTION 7.05. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for any Account Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.06. Liability of Agent. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Bank for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by an Account Party or a Bank. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible to any Bank for or have any duty to any Bank to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder or the issuance, amendment, renewal or extension of any Letter of Credit; (ii) the performance or observance of any of the covenants or agreements of any Account Party; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of this Agreement, any other Credit Document or any other instrument or writing furnished in connection herewith; (v) the existence or possible existence of any Default; (vi) the financial condition of any Account Party or any Account Party's Subsidiaries; or (vii) the contents of any certificate, report or other document delivered hereunder or in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it in good faith to be genuine or to be signed by the proper party or parties.

SECTION 7.07. Indemnification. Each Bank shall, ratably in accordance with its Commitment (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), indemnify the Administrative Agent (to the extent not reimbursed by the Company) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Administrative Agent's gross negligence or willful misconduct) that the Administrative Agent may suffer or incur in connection with this Agreement or any action taken or omitted by the Administrative Agent hereunder. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

Credit Agreement

SECTION 7.08. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.09. Successor Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Company. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall be satisfactory to the Company, provided that no Default is continuing. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000 and (unless a Default has occurred and is continuing) shall otherwise be subject to the consent of the Company, which consent shall not be unreasonably withheld. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

SECTION 7.10. Delegation to Affiliates. The Account Party and the Banks agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles VII and X.

SECTION 7.11. Joint Lead Arrangers and Other Agents. Notwithstanding anything herein to the contrary, none of the Joint Lead Arrangers and Joint Bookrunners, the Syndication Agent or the Documentation Agents listed on the cover page of this Agreement shall have any right, power, obligation, liability, responsibility or duty under this Agreement in its capacity as such, except in its respective capacity, if any, as a Bank.

Credit Agreement

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, or

(b) the Required Banks advise the Administrative Agent that the LIBO Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Company and the Banks, whereupon until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans shall be suspended. Unless the Company notifies the Administrative Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

SECTION 8.02. Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Applicable Lending Office) to make, continue, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Company, whereupon until such Bank notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Company shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, the Company shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

Credit Agreement

SECTION 8.03. Increased Cost and Reduced Return. (a) If on or after the date hereof, in the case of any Loan or any obligation to make Loans or in the case of any Letter of Credit or any obligation to issue, participate in, renew or extend any Letter of Credit, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or the London interbank market any other condition affecting its Euro-Dollar Loans, its Notes or its obligation to make Euro-Dollar Loans or its obligation to issue or participate in Letters of Credit, any outstanding Letters of Credit or reimbursement claims in respect of LC Disbursements and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan or of issuing, participating in or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under other Credit Document with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

Credit Agreement

(c) Each Bank will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder and, in reasonable detail, such Bank's computation of such amount or amounts, shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

SECTION 8.04. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make or continue Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03(a) or 8.05 and the Company shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Loans which would otherwise be made, or continued, by such Bank as Euro-Dollar Loans shall be made instead as, or converted into, Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

(b) after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

Credit Agreement

SECTION 8.05. Taxes. (a) For purposes of this Section, the following terms have the following meanings:

"Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings of any nature with respect to any payment by any Account Party or the Guarantor pursuant to this Agreement or any other Credit Document, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on its net income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located (all such excluded taxes being hereinafter referred to as "Domestic Taxes"). If the form provided by a Bank pursuant to Section 8.05(d) at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, any United States interest withholding tax at such rate imposed on payments by the Company under this Agreement or any other Credit Document shall be excluded from the definition of "Taxes".

"Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or any other Credit Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

(b) Any and all payments by any Account Party or the Guarantor to or for the account of any Bank or the Administrative Agent hereunder or under any other Credit Document shall be made without deduction or withholding for any Taxes or Other Taxes; provided that, if any Account Party or the Guarantor shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Account Party or the Guarantor (as the case may be) shall make such deductions or withholdings, (iii) such Account Party or the Guarantor (as the case may be) shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Account Party or the Guarantor (as the case may be) shall promptly furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt evidencing payment thereof, and, if such receipt relates to Taxes or Other Taxes in respect of a sum payable to any Bank, the Administrative Agent shall promptly deliver such original or certified copy to such Bank.

Credit Agreement

(c) The Company agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section), whether or not correctly or legally imposed, paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. In addition, the Company agrees to indemnify each Bank and the Administrative Agent for all Domestic Taxes of such Bank or the Administrative Agent (calculated based on a hypothetical basis at the maximum marginal rate for a corporation) and any liability (including penalties, interest and expenses to the extent not attributable to the gross negligence or willful misconduct of each Bank or the Administrative Agent, as the case may be) arising therefrom or with respect thereto, in each case to the extent that such Domestic Taxes result from any payment or indemnification pursuant to this Section for any taxes imposed by any jurisdiction for which the Company or any Account Party is responsible under Sections 8.05(a), (b) or (c). This indemnification shall be paid within 30 days after such Bank or Agent, as the case may be, makes demand therefor.

(d) At least five Domestic Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Company and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form W-8BEN or W-8ECI further undertakes to deliver to each of the Company and the Administrative Agent two additional copies of such form (or successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Company or the Administrative Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Company and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e) For any period with respect to which a Bank has failed to provide the Company or the Administrative Agent with the appropriate form as required by Section 8.05(d) (whether or not such Bank is lawfully able to do so, unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.05(b) or (c) with respect to any withholding of the United States federal income tax; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

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(f) If any Account Party or the Guarantor is required to pay additional amounts to or for the account of any Bank pursuant to this Section as a result of a change of law occurring after the date hereof, then such Bank, at the request of the Company, will change the jurisdiction of its Applicable Lending Office if, in the sole judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

(g) Each Bank and the Administrative Agent shall, at the request of the Company, use reasonable efforts (consistent with applicable legal and regulatory restrictions) to file any certificate or document requested by the Company if the making of such a filing would avoid the need for or reduce the amount of any such additional amounts payable to or for the account of such Bank or the Administrative Agent (as the case may be) pursuant to this Section which may thereafter accrue and would not, in the sole judgment of such Bank or the Administrative Agent, require such Bank or the Administrative Agent to disclose any confidential or proprietary information or be otherwise disadvantageous to such Bank or the Administrative Agent.

(h) Notwithstanding the foregoing, nothing in this Section shall interfere with the rights of any Bank to conduct its fiscal or tax affairs in such manner as it deems fit.

SECTION 8.06. Regulation D Compensation. For so long as any Bank maintains reserves against "Eurocurrency liabilities" (or any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of such Bank to United States residents), and as a result the cost to such Bank (or its Applicable Lending Office) of making or maintaining its Euro-Dollar Loans is increased, then such Bank may require the Company to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum up to but not exceeding the excess of (i) (A) the applicable LIBO Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable LIBO Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Company and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall furnish to the Company at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans an officer's certificate setting forth the amount to which such Bank is then entitled under this Section (which shall be consistent with such Bank's good faith estimate of the level at which the related reserves are maintained by it). Each such certificate shall be accompanied by such information as the Company may reasonably request as to the computation set forth therein.

Credit Agreement

ARTICLE IX

GUARANTY

SECTION 9.01. The Guaranty. The Company hereby unconditionally guarantees the full and punctual payment of all reimbursement obligations in respect of LC Disbursements and all interest thereon payable by each Subsidiary Account Party pursuant to this Agreement (including, without limitation, any Subsidiary Account Party that shall become party hereto after the date hereof pursuant to Section 10.13), and the full and punctual payment of all other amounts payable by each Subsidiary Account Party under this Agreement, including amounts payable as cover in respect of outstanding letter of credit exposure pursuant to Sections 2.03(e) and 6.01. Upon failure by any Subsidiary Account Party to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.

SECTION 9.02. Guaranty Unconditional. The obligations of the Company hereunder shall be unconditional, absolute and continuing and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Subsidiary Account Party under this Agreement, by operation of law or otherwise;

(ii) any modification or amendment of or supplement to this Agreement;

(iii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Subsidiary Account Party under this Agreement;

Credit Agreement

(iv) any change in the corporate existence, structure or ownership of any Subsidiary Account Party, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Subsidiary Account Party or its assets or any resulting release or discharge of any obligation of any Subsidiary Account Party contained in this Agreement;

(v) the existence of any claim, set-off or other rights which the Company may have at any time against any Subsidiary Account Party, the Administrative Agent, any Bank or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi) any invalidity or unenforceability relating to or against any Subsidiary Account Party for any reason of this Agreement, or any provision of applicable law or regulation purporting to prohibit the payment by any Subsidiary Account Party of any reimbursement obligation, interest or any other amount payable by it under this Agreement;

(vii) any other act or omission to act or delay of any kind by Subsidiary Account Party, the Administrative Agent, any Bank or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Company's obligations hereunder; or

(viii) any Bank and its Affiliates accepting deposits from, lending money to, or otherwise engaging in any kind of business with the Company, its Subsidiaries, the Subsidiary Account Parties or the Affiliates of any thereof.

SECTION 9.03. Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. The Company's obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and all reimbursement obligations, interest and all other amounts payable by the Company and each Subsidiary Account Party under this Agreement shall have been paid in full. If at any time any payment of reimbursement obligation, interest or any other amount payable by any Subsidiary Account Party under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Subsidiary Account Party or otherwise, the Company's obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

SECTION 9.04. Waiver by the Company. The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Subsidiary Account Parties or any other Person.

Credit Agreement

SECTION 9.05. Subrogation. Upon making any payment with respect to the obligations of any Subsidiary Account Party hereunder, the Company shall be subrogated to the rights of the payee against such Subsidiary Account Party with respect to such payment; provided that the Company shall not enforce any payment by way of subrogation against such Subsidiary Account Party so long as (i) any Bank has any Commitment hereunder or (ii) any amount payable hereunder remains unpaid.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing, or by electronic communication, if arrangements for doing so have been approved by such party) and shall be given to such party: (a) in the case of any Account Party, at the Company's address or telex or telecopier number set forth on the Company's signature page hereof, (b) in the case of the Administrative Agent, at its address or telex or telecopier number set forth on its respective signature page hereof, (c) in the case of any Bank, at its address or telex or telecopier number set forth in its Administrative Questionnaire or (d) in the case of any party, such other address or telex or telecopier number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid and return receipt requested, (iii) if given by telecopier, when transmitted to the telecopier number specified in this Section or (iv) if given by any other means, when delivered at the relevant address specified by such party pursuant to this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.

Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or the Account Parties may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Credit Agreement

SECTION 10.02. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 10.03. Expenses; Indemnification; Non-Liability of Banks.

(a) The Company shall pay (i) all out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Bank, including fees and disbursements of counsel including costs allocated to in-house counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Company agrees to indemnify the Administrative Agent, each Bank and each Confirming Bank, their Affiliates and the respective directors, officers, agents, advisors and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel and costs of settlement, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans or of the Letters of Credits; provided that no Indemnitee shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction or for the breach by such Indemnitee of its obligations hereunder or, in the case of a Confirming Bank, under its Confirming Bank Agreement.

SECTION 10.04. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan made by it or reimbursement obligation or interest due with respect to any LC Disbursement made by it under a Letter of Credit which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Loan made by such other Bank or reimbursement obligation or interest due, as the case may be, with respect to any LC Disbursement made by such other Bank under such Letter of Credit, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans held by or the LC Exposure by the other Banks under such Letter of Credit, as applicable, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans and reimbursement obligations and interest with respect to LC Disbursements made by the Banks under such Letter of Credit shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the applicable Account Party other than its indebtedness under this Agreement. Each Account Party agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in any Loan or LC Exposure, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Account Party in the amount of such participation.

Credit Agreement

SECTION 10.05. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Account Party and the Required Banks or by the Administrative Agent (with the consent of the Required Banks) (and, if the rights or duties of the Administrative Agent or any Fronting Issuing Bank, in such capacity, are affected thereby, by the Administrative Agent or any Fronting Issuing Bank, as the case may be); provided that the Administrative Agent may, with the consent of the Company (which shall not be unreasonably withheld), specify by notice to the Banks modifications in the procedures set forth in Section 2.01(b); provided, further, that the consent of each Bank affected thereby shall be required with respect to any amendment, waiver or modification that (i) increases the amount or extends the expiry date of the Commitment of any Bank, increases the LC Exposure of such Bank or otherwise subjects any Bank to any additional obligation, (ii) reduces the principal amount of any Loan or the amount of any reimbursement obligation of any Account Party in respect of any LC Disbursement, the rate or amount of interest thereon or any fees payable to such Bank hereunder, (iii) postpones the scheduled date of payment of the principal amount of any Loan or for reimbursement of any LC Disbursement, or any interest thereon, or any fees payable hereunder, or waives or excuses any such payment, or postpones the scheduled date of expiration of any Commitment, or (iv) alters the manner in which reimbursement payments, payments or prepayments of principal, interest or payment of other amounts hereunder shall be applied as among the Banks; provided, further, that the consent of 100% of the Banks shall be required with respect to (x) any change in the percentage of the Commitments or of the Credit Exposure, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (y) the release of any of the collateral provided for cover of the LC Exposure pursuant to Sections 2.03(e) and 6.01 other than as expressly provided in Section 2.03(e) or (z) any change in the obligations of the Company under Article IX.

Credit Agreement

SECTION 10.06. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no Account Party may assign or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of the Banks.

(b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or the Loans or any or all of its Letters of Credit. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Company and the Administrative Agent, such Bank shall remain solely responsible for the performance of its obligations hereunder, and the Account Parties and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Account Parties hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii), (iv), (x), (y) or (z) of Section 10.05 without the consent of the Participant. Each Account Party agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Any Bank may at any time assign to one or more NAIC Approved Banks (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption executed by such Assignee and such transferor Bank, with (and subject to) the consent of the Company, which shall not be unreasonably withheld, and the Administrative Agent, which shall not be unreasonably withheld; provided that (i) if an Assignee is an Affiliate of any Bank or was a Bank immediately prior to such assignment, no such consent of the Company shall be required and (ii) if an Assignee was a Bank immediately prior to such assignment, no such consent of the Administrative Agent shall be required; provided, further, that if an Event of Default occurs and is continuing under Section 6.01(a), 6.01(g) or 6.01(h) with respect to the Company, no such consent of the Company shall be required; and provided, further, that any such assignment (other than an assignment to another Bank or an Affiliate of any Bank or an assignment of the entire remaining amount of the transferor Bank's Commitment and interests in outstanding Loans and Letters of Credit) shall be in an amount that is at least $5,000,000 unless otherwise agreed by the Account Parties and the Administrative Agent. Upon execution and delivery of such Assignment and Assumption and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. In connection with any such assignment, the transferor Bank or Assignee shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.05(d).

Credit Agreement

(d) Any Bank may at any time assign all or any portion of its rights under this Agreement to any Person to secure obligations of such Bank, including, without limitation, to one or more of the Federal Reserve Banks which comprise the Federal Reserve System. No such assignment shall release the transferor Bank from its obligations hereunder.

(e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Sections 8.03, 8.05 or 8.06 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Company's prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.05 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or (ii) at a time when the circumstances giving rise to such greater payment did not exist.

SECTION 10.07. Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 10.08. New York Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Credit Agreement

SECTION 10.09. Judicial Proceedings.

(a) Submission to Jurisdiction. Each Account Party hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or any other Credit Document or the transactions contemplated hereby. Each Account Party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(b) Appointment of Agent for Service of Process. Each Subsidiary Account Party irrevocably designates and appoints the Company, and the Company hereby accepts such appointment, at its office in Philadelphia, Pennsylvania set forth beneath the Company's signature on the signature page hereof, as the authorized agent of such Subsidiary Account Party, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 10.09(a) above in any federal or New York State court sitting in New York City. Said designation and appointment shall be irrevocable by each Subsidiary Account Party until all reimbursement obligations, interest thereon and all other amounts payable hereunder shall have been paid in full in accordance with the provisions hereof and thereof or, if earlier, when such Subsidiary Account Party is terminated as an Account Party hereunder pursuant to Section 10.13.

(c) Service of Process. Each Account Party hereby consents to process being served in any suit, action or proceeding of the nature referred to in subsection (a) above in any federal or New York State court sitting in New York City by service of process upon its agent appointed as provided in subsection (b) above; provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to such Account Party at its address specified on the signature page hereof (or, in the case of any Subsidiary Account Party, on the signature page of the Subsidiary Joinder Agreement to which it is a party) or to any other address of which such Account Party shall have given written notice to the applicable Bank. Each Account Party irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Account Party in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Account Party.

(d) No Limitation on Service or Suit. Nothing in this Section shall affect the right of the Administrative Agent or any Bank to serve process in any other manner permitted by law or limit the right of the Administrative Agent or any Bank to bring proceedings against any Account Party in the courts of any jurisdiction or jurisdictions.

Credit Agreement

SECTION 10.10. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 10.11. Confidentiality. The Administrative Agent and each Bank agree that they will maintain the confidentiality of, and will not use for any purpose (other than exercising its rights and enforcing its remedies hereunder and under the other Credit Documents), any written or oral information provided under this Agreement by or on behalf of the Account Parties (hereinafter collectively called "Confidential Information"), subject to the Administrative Agent's and each Bank's (a) obligation to disclose any such Confidential Information pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process, (b) right to disclose any such Confidential Information to its bank examiners, auditors, counsel and other professional advisors and to other Banks and to its subsidiaries and Affiliates and the subsidiaries and Affiliates of its holding company, provided that the Administrative Agent or such Bank, as the case may be, shall cause each such subsidiary or Affiliate to maintain the Confidential Information on the same terms as the terms provided herein, (c) right to disclose any such Confidential Information in connection with any litigation or dispute involving the Banks and the Company or any of its Subsidiaries and Affiliates and (d) right to provide such information to participants, prospective participants or prospective assignees pursuant to Section 10.06 or to its prospective Confirming Bank or Confirming Bank if prior thereto such participant, prospective participant, prospective assignee, prospective Confirming Bank or Confirming Bank agrees in writing to maintain the confidentiality of such information on terms substantially similar to those of this Section as if it were a "Bank" party hereto. Notwithstanding the foregoing, any such information supplied to a Bank, participant, prospective participant, prospective assignee, prospective Confirming Bank or Confirming Bank under this Agreement shall cease to be Confidential Information if it is or becomes known to such Person by other than unauthorized disclosure, or if it is, at the time of disclosure, or becomes a matter of public knowledge.

SECTION 10.12. WAIVER OF JURY TRIAL. EACH OF THE ACCOUNT PARTIES, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Credit Agreement

SECTION 10.13. Joinder and Termination of Subsidiary Account Party.

(a) Any direct or indirect wholly-owned Subsidiary of the Company that is organized, licensed or regulated under applicable law as an insurance or reinsurance company may, with the consent of the Company, become a party to this Agreement as an Account Party by delivering an executed Subsidiary Joinder Agreement, substantially in the form of Exhibit F hereto, to the Administrative Agent for acceptance by it (which shall promptly notify the Banks), provided that on and as of the date of acceptance of such Subsidiary Joinder Agreement by the Administrative Agent (i) no Default shall have occurred and be continuing, (ii) each of the representations and warranties contained in this Agreement (other than the representations and warranties set forth in Sections 4.04(e) and 4.05 as to any matter which has theretofore been disclosed in writing by the Account Parties to the Banks) shall be true with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), (iii) such Subsidiary Account Party shall be deemed to have appointed the Company as its authorized agent pursuant to Section 10.09(b) to accept service of any and all process which may be served in any suit, action or proceeding of any nature in any federal or New York State court sitting in New York City arising out of or relating to this Agreement or any other Credit Document or the transactions contemplated hereby and (iv) such other documents as the Administrative Agent shall reasonably request, which may include opinions of counsel and other documents that are consistent with conditions set forth in Section 3.02, each in form and substance satisfactory to the Administrative Agent.

(b) The Company may, at any time at which a Subsidiary Account Party shall not be an Account Party with respect to an outstanding Letter of Credit and which shall have no unpaid LC Disbursements or unpaid interest on any LC Disbursements, terminate such Subsidiary Account Party as an Account Party hereunder by delivering an executed notice thereof, substantially in the form of Exhibit G hereto, to the Administrative Agent (which shall promptly notify the Banks). Immediately upon the receipt by the Administrative Agent of such notice, all commitments of the Banks to issue Letters of Credit for the account of such Subsidiary Account Party and all rights of such Subsidiary Account Party hereunder, shall terminate and such Subsidiary Account Party shall immediately cease to be an Account Party hereunder; provided that all obligations of such Subsidiary Account Party as an Account Party hereunder arising in respect of any period in which such Subsidiary Account Party was, or on account of any action or inaction by such Subsidiary Account Party as, an Account Party hereunder shall survive such termination.

SECTION 10.14. USA PATRIOT Act. Each Bank hereby notifies the Account Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Bank may be required to obtain, verify and record information that identifies the Account Parties, which information includes the name and address of the Account Parties and other information that will allow such Bank to identify the Account Parties in accordance with said Act.

Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LINCOLN NATIONAL CORPORATION

By: /s/ Frederick J. Crawford
Name: Frederick J. Crawford
Title: Senior Vice President &
Chief Financial Officer

By: /s/ James E. Cruickshank
Name: James E. Cruickshank
Title: 2nd Vice President &
Assistant Treasurer

U.S. Federal Tax Identification No.: 35-1140070

Centre Square, West Tower
1500 Market Street, Suite 3900
Philadelphia, PA 19102-2112
Attention: Treasurer's Office
Tel: (215) 448-1435
Fax: (215) 448-3954

Credit Agreement

SUBSIDIARY ACCOUNT PARTIES

LINCOLN NATIONAL REINSURANCE
COMPANY (BARBADOS) LIMITED

By: /s/ James E. Cruickshank
Name: James E. Cruickshank
Title: Treasurer

U.S. Federal Tax Identification No.: 35-1716060

THE LINCOLN NATIONAL LIFE INSURANCE
COMPANY

By: /s/ Douglas N. Miller
Name: Douglas N. Miller
Title: Senior Vice President

U.S. Federal Tax Identification No.: 35-0472300

LFG SOUTH CAROLINA REINSURANCE COMPANY

By: /s/ James E. Cruickshank
Name: James E. Cruickshank
      Title: Treasurer

U.S. Federal Tax Identification No.: 20-3743123

Credit Agreement

LINCOLN REINSURANCE COMPANY OF BERMUDA, LIMITED

By: /s/ Frederick J. Crawford
Name: Frederick J. Crawford
Title: President

Credit Agreement

BANKS

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent

By: /s/ Heather Lindstrom
Name: Heather Lindstrom
Title: Vice President

Address for Notices (for the Administrative Agent):

JPMorgan Chase Bank, N.A.
1111 Fannin Street
10th Floor
Houston, Texas 77002-8069
Attention: Loan and Agency Services
Tel: (713) 750-3560
Fax: (713) 750-2223

with a copy to:

JPMorgan Chase Bank, N.A.
270 Park Avenue
22nd Floor
New York, NY 10017
Attention: Heather Lindstrom
Tel: (212) 270-9839
Fax: (212) 270-1511

Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION

By: /s/ Joan Anderson
Name: Joan Anderson
Title: Director

Credit Agreement

THE BANK OF NEW YORK

By: /s/ Richard G. Shaw
Name: Richard G. Shaw
Title: Vice President

Credit Agreement

CITIBANK, N.A.

By: /s/ Thomas Fontana
Name: Thomas Fontana
Title: Managing Director
(On behalf of Peter Bickford)

Credit Agreement

HSBC BANK USA, N.A.

By: /s/ Dennis Cogan
Name: Dennis Cogan
Title: Senior Vice President

Credit Agreement

BANK OF AMERICA, N.A.

By: /s/ Jeffrey M. Shaver
Name: Jeffrey M. Shaver
Title: Vice President

Credit Agreement

KEYBANK NATIONAL ASSOCIATION

By: /s/ Mary K. Young
Name: Mary K. Young
Title: Senior Vice President

Credit Agreement

MELLON BANK, N.A.

By: /s/ Richard B. Arrington
Name: Richard B. Arrington
Title: Executive Vice President

Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Robert C. Meyer
Name: Robert C. Meyer
Title: Senior Vice President

By: /s/ Elizabeth S. Collins
Name: Elizabeth S. Collins
Title: Vice President

Credit Agreement

THE NORTHERN TRUST COMPANY

By: /s/ Alex Nikolov
Name: Alex Nikolov
Title: Second Vice President

Credit Agreement

ABN AMRO BANK N.V.

By: /s/ Neil R. Stein
Name: Neil R. Stein
Title: Director

By: /s/ Michael DeMarco
Name: Michael DeMarco
Title: Vice President

Credit Agreement

THE BANK OF TOKYO-MITSUBISHI TRUST COMPANY

By: /s/ Jesse A. Reid, Jr.
Name: Jesse A. Reid, Jr.
Title: Authorized Signatory

Credit Agreement

LLOYDS TSB BANK PLC

By: /s/ Matthew S.R. Tuck
Name: Matthew S.R. Tuck
Title: Vice President
Financial Institutions, USA
T020

By: /s/ Elaine B. Kallenbach
Name: Elaine B. Kallenbach
Title: Assistant Vice President
Financial Institutions, USA
K-027

Credit Agreement

MORGAN STANLEY BANK

By: /s/ Daniel Twenge
Name: Daniel Twenge
Title: Vice President

Credit Agreement

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Ziad W. Amra
Name: Ziad W. Amra
Title: Assistant Vice President

Credit Agreement

BNP PARIBAS

By: /s/ Laurent Vanderzyppe
Name: Laurent Vanderzyppe
Title: Managing Director

By: /s/ Marguerite L. Ledon
Name: Marguerite L. Ledon
Title: Vice President

Credit Agreement

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Douglas O. Winters
Name: Douglas O. Winters
Title: Senior Vice President

Credit Agreement

COMERICA BANK, NA

By: /s/ John M. Costa
Name: John M. Costa
Title: First Vice President

Credit Agreement

WILLIAM STREET CREDIT CORPORATION

By: /s/ Mark Walton
Name: Mark Walton
Title: Assistant Vice President

Credit Agreement

LEHMAN BROTHERS BANK, FSB

By: /s/ Janine M. Shugan
Name: Janine M. Shugan
Title: Authorized Signatory

Credit Agreement

MERRILL LYNCH BANK USA

By: /s/ Louis Alder
Name: Louis Alder
Title: Director

Credit Agreement

FIFTH THIRD BANK

By: /s/ Megan Heisel
Name: Megan Heisel
Title: Vice President

Credit Agreement

NATIONAL CITY BANK

By: /s/ Gustavus Bahr
Name: Gustavus Bahr
Title: Vice President

Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ George Urban
Name: George Urban
Title: Vice President

Credit Agreement

SOCIETE GENERALE

By: /s/ William Aishton
Name: William Aishton
Title: Vice President

Credit Agreement

SCHEDULE I

Commitments

Banks	Commitment ($)

JPMorgan Chase Bank, N.A.	125,000,000
Wachovia Bank, National Association	125,000,000
The Bank of New York	100,000,000
Citibank, N.A.	100,000,000
HSBC Bank USA, N.A.	100,000,000
Bank of America, N.A.	75,000,000
KeyBank National Association	75,000,000
Mellon Bank, N.A.	75,000,000
Wells Fargo Bank, National Association	75,000,000
The Northern Trust Company	75,000,000
ABN Amro Bank N.V.	50,000,000
The Bank of Tokyo-Mitsubishi Trust Company	50,000,000
Lloyds TSB Bank Plc	50,000,000
Morgan Stanley Bank	50,000,000
U.S. Bank National Association	50,000,000
BNP Paribas	50,000,000
PNC Bank, National Association	50,000,000
Comerica Bank, NA	35,000,000
William Street Credit Corporation	30,000,000
Lehman Brothers Bank, FSB	30,000,000
Merrill Lynch Bank USA	30,000,000
Fifth Third Bank	25,000,000
National City Bank	25,000,000
The Royal Bank of Scotland Plc	25,000,000

Schedule I (Commitments)

Société Génèrale	25,000,000
TOTAL COMMITMENTS	$1,500,000,000

Schedule I (Commitments)

SCHEDULE II

List of Restricted Subsidiaries

Lincoln National Life Insurance Company

Schedule II (Restricted Subsidiaries)

Form Exhibits Omitted.